Filed pursuant to rule 424(b)(4)
Prospectus	Registration No. 333-299548

Megan Holdings Limited

15,000,000 Class A Ordinary Shares

We are offering, on a reasonable best-efforts basis, up to 15,000,000 class A ordinary shares of a par value of US$0.003 each (the “Class A Ordinary Shares”) of Megan Holdings Limited, a Cayman Islands exempted company (“we,” “us,” “our,” “our Company,” and the “Company”), directly to investors pursuant to this prospectus at a public offering price of US$0.50 per share for gross proceeds of up to US$7,500,000.

We have two classes of ordinary shares, Class A Ordinary Shares and Class B Ordinary Shares. Holders of Class A Ordinary Shares and Class B Ordinary Shares vote together as one class on all matters submitted to a vote of our shareholders. Each Class A Ordinary Share entitles the holder thereof to one (1) vote and each Class B Ordinary Share entitles the holder thereof to fifty (50) votes on all matters subject to a vote at general meetings of the Company. As of the date of this prospectus, Star Sprite Limited (“SSL”), a company wholly owned by Mr. Darren Hoo, holds 194,834 Class A Ordinary Shares and 166,667 Class B Ordinary Shares, representing approximately 90.7% of the aggregate voting power of our issued and outstanding ordinary shares. As a result, we are a “controlled company” within the meaning of Nasdaq Listing Rule 5615(c). Assuming the sale of all 15,000,000 Class A Ordinary Shares offered hereby, SSL will hold approximately 35.0% of the aggregate voting power of our issued and outstanding ordinary shares immediately after this offering, and we will cease to be a “controlled company.” If we sell fewer than all of the Class A Ordinary Shares offered hereby, we may remain a “controlled company.” See “Risk Factors.”

Our share price is volatile. Our Class A Ordinary Shares are listed on the Nasdaq Capital Market under the symbol “MGN”. On October 28, 2026, the last reported sales price of our Class A Ordinary Shares on the Nasdaq Capital Market was $3.59 per share.

We have engaged Prime Number Capital, LLC (the “placement agent” or “PNCPS”), to act as our exclusive placement agent in connection with this offering. The placement agent has agreed to use its reasonable best efforts to arrange for the sale of the securities offered by this prospectus. The placement agent is not purchasing or selling any of the securities we are offering, and the placement agent is not required to arrange the purchase or sale of any specific number of securities or dollar amount. We have agreed to pay to the placement agent the placement agent fees set forth in the table below, which assumes that we sell all the securities offered by this prospectus. There is no arrangement for funds to be received in escrow, trust or similar arrangement. There is no minimum offering requirement as a condition of closing of this offering. We may sell fewer than all the Class A Ordinary Shares offered hereby, which may significantly reduce the amount of proceeds received by us. Because there is no escrow account and no minimum number of securities or amount of proceeds, investors could be in a position where they have invested in us, but we have not raised sufficient proceeds in this offering to adequately fund the intended uses of the proceeds as described in this prospectus. See “Risk Factors” on page 10 in this prospectus and “Item 3. Key Information— 3.D. Risk Factors” in our 2025 Annual Report on Form 20-F (the “2025 Annual Report”), filed with the U.S. Securities and Exchange Commission on May 15, 2026, and incorporated by reference, for more information regarding risks related to this offering. We will bear all costs associated with the offering. See “Plan of Distribution” for more information regarding these arrangements.

We are a holding company incorporated in the Cayman Islands. As a holding company with no operations, we conduct all of our operations through our subsidiaries in Malaysia. The Class A Ordinary Shares offered in this offering are shares of the holding company that is incorporated in the Cayman Islands. Investors of our Class A Ordinary Shares should be aware that they may never directly hold equity interests in our subsidiaries.

We are an “emerging growth company” and a “foreign private issuer,” each as defined under the U.S. federal securities laws, and, as such, are eligible for reduced public company reporting requirements for this and future filings.

Investing in our Class A Ordinary Shares involves a high degree of risk. Before buying any Class A Ordinary Shares, you should carefully read the discussion of the material risks of investing in our Class A Ordinary Shares under the heading “Risk Factors” beginning on page 10 of this prospectus and “Item 3. Key Information— 3.D. Risk Factors” in our 2025 Annual Report. Nasdaq may halt trading in our Class A Ordinary Shares on Nasdaq or delist our Class A Ordinary Shares for public interest concerns as a result of this offering. See “Risk Factors—Nasdaq may halt trading in our Class A Ordinary Shares on Nasdaq or delist our Class A Ordinary Shares for public interest concerns as a result of this offering.”

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Approximate Total
Public offering price	$0.50	$7,500,000
Placement agent fees(1)	$0.03	$450,000
Proceeds to our Company before expenses	$0.47	$7,050,000

(1)	We have agreed to pay the placement agent a cash fee equal to 6.0% of the aggregate gross proceeds raised in this offering, a non-accountable expense allowance equal to 1.0% of the aggregate gross proceeds raised in this offering, and to reimburse the placement agent for certain of its offering-related accountable expenses of up to US$100,000. See “Plan of Distribution” for a description of the compensation to be received by the placement agent.

Delivery of the securities hereby is expected to be made on or about October 29, 2026, subject to the satisfaction of customary closing conditions.

Sole Placement Agent

Prospectus dated October 28, 2026.

You should rely only on the information contained in this prospectus. We have not, and the placement agent has not, authorized anyone to provide you with information different from what is contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We and the placement agent are not, making an offer to sell securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is accurate only as of the date on the front of this prospectus, regardless of the time of delivery of this prospectus or any sale of the securities. Our business, financial condition, results of operations and prospects may have changed since that date.

For investors outside of the United States, neither we nor the placement agent has done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction, other than the United States, where action for that purpose is required. Persons outside of the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of our Class A Ordinary Shares and the distribution of this prospectus outside of the United States.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we filed with the SEC. We have not, and the placement agent has not, authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses prepared by us or on our behalf or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. We are not making an offer to sell these shares in any jurisdiction where the offer or sale is not permitted or where the person making the offer or sale is not qualified to do so or to any person to whom it is not permitted to make such offer or sale. The information contained in this prospectus is current only as of the date on the front cover of the prospectus. You should not assume that the information contained in this prospectus, or the documents incorporated by reference are accurate as of any date other than their respective dates, regardless of the time of delivery of this prospectus or of any sale of the securities. Our business, financial condition, results of operations and prospects may have changed since that date.

PRESENTATION OF FINANCIAL INFORMATION

Basis of Presentation

Unless otherwise indicated, all financial information contained in this prospectus is prepared and presented in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP” or “GAAP”).

Certain amounts, percentages and other figures included in this prospectus have been subject to rounding adjustments. Accordingly, amounts, percentages and other figures shown as totals in certain tables or charts may not be the arithmetic aggregation of those that precede them and amounts and figures expressed as percentages in the text may not total 100% or, when aggregated may not be the arithmetic aggregation of the percentages that precede them.

Our financial year ends on December 31 of each year. References in this prospectus to a financial year, such as “financial year 2025”, relate to our financial year ended December 31 of that calendar year.

Financial Information in U.S. Dollars

Our reporting currency is the Malaysian Ringgit. Fees generated from our services are denominated in Malaysian Ringgit or “MYR”. This prospectus also contains translations of certain foreign currency amounts into U.S. dollars for the convenience of the reader. Assets and liabilities denominated in foreign currencies are translated at year-end exchange rates, income statement accounts are translated at average rates of exchange for the year and equity is translated at historical exchange rates. Any translation gains or losses are recorded in foreign currency translation reserve. Gains or losses resulting from foreign currency transactions are included in net income.

This prospectus contains translations of certain MYR amounts into U.S. dollar amounts at specified rates solely for the convenience of the reader. All reference to “US dollars”, “USD” or “US$” are to U.S. dollars. The relevant exchange rates are listed below:

	June 30, 2026	December 31, 2025	December 31, 2024	December 31, 2023
Period Ended USD:MYR exchange rate	4.0820	4.0560	4.4680	4.5903

MARKET AND INDUSTRY DATA

We obtained the industry and market data used in this prospectus or any document incorporated by reference from industry publications, research, surveys and studies conducted by third parties and our own internal estimates based on our management’s knowledge and experience in the markets in which we operate. We did not, directly or indirectly, sponsor or participate in the publication of such materials, and these materials are not incorporated in this prospectus other than to the extent specifically cited in this prospectus. We have sought to provide current information in this prospectus and believe that the statistics provided in this prospectus remain up-to-date and reliable, and these materials are not incorporated in this prospectus other than to the extent specifically cited in this prospectus.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that relate to our current expectations and views of future events. These forward-looking statements are contained principally in the sections entitled “Prospectus Summary”, “Risk Factors”, and “Use of Proceeds”. These statements relate to events that involve known and unknown risks, uncertainties, and other factors, including those listed under “Risk Factors” of this prospectus and “Item 3. Key Information— 3.D. Risk Factors” in our 2025 Annual Report, which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

In some cases, these forward-looking statements can be identified by words or phrases such as “is/are likely to,” “believe,” “plan,” “expect,” “intend,” “should,” “seek,” “estimate,” “will,” “aim,” “may,” “might,” “could” and “anticipate,” or other similar expressions, but these are not the exclusive means of identifying such statements. All statements other than statements of historical facts included in this document, including those regarding future financial position and results, business strategy, plans and objectives of management for future operations (including development plans and dividends) and statements on future industry growth are forward-looking statements.

These forward-looking statements are subject to risks, uncertainties, and assumptions, some of which are beyond our control. In addition, these forward-looking statements reflect our current views with respect to future events and are not a guarantee of future performance. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which are, in some cases, beyond our control and which could materially affect results. Factors that may cause actual results to differ materially from current expectations include, among other things, those listed under the heading “Risk Factors” and elsewhere in this prospectus. If one or more of these risks or uncertainties occur, or if our underlying assumptions prove to be incorrect, actual events or results may vary significantly from those implied or projected by the forward-looking statements. No forward-looking statement is a guarantee of future performance.

Forward-looking statements include, but are not limited to, statements about: the following:

●	our business and operating strategies and our various measures to implement such strategies;

●	our operations and business prospects, including development and capital expenditure plans for our existing business;

●	changes in policies, legislation, regulations or practices in the industry and those countries or territories in which we operate that may affect our business operations;

●	our financial condition, results of operations and dividend policy;

●	changes in political and economic conditions and competition in the area in which we operate, including a downturn in the general economy;

●	the regulatory environment and industry outlook in general;

●	future developments in the supply of manpower and cleaning services, competition in our industry and actions of our competitors;

●	catastrophic losses from man-made or natural disasters, such as fires, floods, windstorms, earthquakes, diseases, epidemics, other adverse weather conditions or natural disasters, war, international or domestic terrorism, civil disturbances and other political or social occurrences;

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●	the loss of key personnel and the inability to replace such personnel on a timely basis or on terms acceptable to us;

●	the overall economic environment and general market and economic conditions in the jurisdictions in which we operate;

●	our ability to execute our strategies;

●	changes in the need for capital and the availability of financing and capital to fund those needs;

●	our ability to anticipate and respond to changes in the markets in which we operate, and in customer demands, trends and preferences;

●	exchange rate fluctuations, including fluctuations in the exchange rates of currencies that are used in our business;

●	changes in interest rates or rates of inflation; and

●	legal, regulatory and other proceedings arising out of our operations.

The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results or performance may be materially different from what we expect.

This prospectus also contains certain data and information, which we obtained from various government and private publications. Although we believe that the publications and reports are reliable, we have not independently verified the data. Statistical data in these publications includes projections that are based on a number of assumptions. If any one or more of the assumptions underlying the market data is later found to be incorrect, actual results may differ from the projections based on these assumptions.

DEFINITIONS

Except where the context otherwise requires and for purposes of this prospectus only, references to:

“Amended and Restated Memorandum and Articles of Association” means the fourth amended and restated memorandum and articles of association of our Company amended and restated by special resolution dated 21 August 2026 and as supplemented, amended or otherwise modified from time to time.

“Business Day” means a day (other than a Saturday, Sunday or public holiday in the U.S.) on which licensed banks in the U.S. are generally open for normal business to the public.

“CAGR” means compound annual growth rate.

“Company” or “our Company” or “MHL” means Megan Holdings Limited, an exempted company incorporated in the Cayman Islands on December 7, 2022.

“Companies Act” or “Cayman Companies Act” means the Companies Act (Revised) of the Cayman Islands and every statutory modification or re-enactment thereof for the time being in force.

“COVID-19” means the Coronavirus Disease 2019.

“Directors” means the directors of our Company as at the date of this prospectus, unless otherwise stated.

“ECGL” means Eternity Capital Group Limited, a private limited liability company incorporated in Hong Kong on May 10, 2023.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Executive Directors” means the executive directors of our Company who are also employees of either our Company or MMSB as at the date of this prospectus, unless otherwise stated.

“Executive Officers” means the executive officers of our Company as at the date of this prospectus, unless otherwise stated.

“Group,” “our Group,” “we,” “us,” or “our” means our Company and its subsidiaries or any of them, or where the context so requires, in respect of the period before our Company becoming the holding company of its present subsidiaries, such subsidiaries as if they were subsidiaries of our Company at the relevant time or the businesses which have since been acquired or carried on by them or as the case may be their predecessors.

“Independent Directors” means the independent non-executive Directors of our Company as at the date of this prospectus, unless otherwise stated.

“KBSB” means Kheng Builders Sdn Bhd, a private company limited by shares incorporated in Malaysia on January 16, 2023.

“KLSB” means Kapiti Latino Sdn Bhd, a private company limited by shares incorporated in Malaysia on July 1, 2022.

“Malama” means Malama Sdn Bhd, a private company limited by shares incorporated in Malaysia on March 6, 2023.

“MMSB” means Megan Mezanin Sdn Bhd, a private company limited by shares incorporated in Malaysia on February 13, 2020.

“Mr. Darren Hoo” means Hoo Wei Sern, our executive director, Chairman and Chief Executive Officer (“CEO”).

“MTSB” means Megan Technologies Sdn Bhd, a private company limited by shares incorporated in Malaysia on March 18, 2024.

“MYR” means Malaysian ringgit, the lawful currency of Malaysia.

“SEC” or “Securities and Exchange Commission” means the United States Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Share Swap Agreement” means the share swap agreement dated July 31, 2024 entered into between SSL, USSB, YHCML, ECGL, KLSB, KBSB, Malama and SJCC with MHL for the acquisition by MHL of the entire issued shares in MMSB.

“SJCC” means SJCC Holdings Sdn Bhd, a private company limited by shares incorporated in Malaysia on January 31, 2023.

“Smart Farming System” means the farm management system that MMSB is developing and hopes to leverage on Information Technology (IT) infrastructure for data collection, farm monitoring and analysis.

“SSL” means Star Sprite Limited, a company incorporated in the BVI on November 30, 2022 and wholly owned by Mr. Darren Hoo.

“US$” or “USD” or “U.S. Dollars” means U.S. dollar(s), the lawful currency of the United States of America.

“USSB” means Usaha Sedava Sdn Bhd, a private company limited by shares incorporated in Malaysia on June 8, 2022.

“YHCML” means Yat Ho Construction Materials Limited, a private limited liability company incorporated in Hong Kong on October 3, 2023.

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements included elsewhere in this prospectus. In addition to this summary, we urge you to read the entire prospectus carefully, especially the risks of investing in our securities, discussed under “Risk Factors” before deciding whether to buy our securities.

Overview

We are a company principally engaged in the development, construction and maintenance of aquaculture farms and related works. Our operations are based in Malaysia. Since our inception in 2020, we have strived to establish ourselves as a trusted and experienced provider of shrimp farm related maintenance services in Malaysia. As of the date of this prospectus, we have been carrying out a series of upgrading and maintenance works for aquaculture farms, all of which are located in Tawau, Sabah, Malaysia. This constitutes 15.5%, 29.3% and 47.7% of our revenue for the financial years ended December 31, 2023, 2024 and 2025, and 100% for the six months ended June 30, 2026, respectively. Besides that, we also carried out upgrading works for a pineapple plantation farm located at Kota Tinggi, Johor, Malaysia in 2022 and 2023. This constituted 22.6%, Nil% and Nil% of our revenue for the financial years ended December 31, 2023, 2024 and 2025, and Nil% for the six months ended June 30, 2026, respectively.

Complementary to our upgrading and maintenance services, we also assist customers with the design and development of new farms. As of the date of this prospectus, we completed the development and construction of a shrimp hatchery center in Semporna, Sabah, Malaysia, where we have been engaged to undertake the construction of hatchery buildings and related functional facilities. We have also completed the development of a 111-acre shrimp farm at Tawau, Sabah, Malaysia. The design and development of new farms comprised 61.7%, 70.5% and Nil% of our revenue for the financial years ended December 31, 2023, 2024 and 2025, and Nil% for the six months ended June 30, 2026, respectively. From time to time, we also assist our customers in sourcing for building materials and machineries available for rental for use on their farms. This comprised 0.2%, 0.2% and 51.9% of our revenue for the financial years ended December 31, 2023, 2024 and 2025, and Nil% for the six months ended June 30, 2026, respectively.

With our wide suite of services and diverse revenue streams, we are well-positioned to serve customers as a one-stop center for their aquaculture and agriculture needs.

Corporate Structure

Below is a chart illustrating our current corporate structure and reflecting the corporate reorganization that was completed on July 31, 2024:

(1)	Star Sprite Limited, a business company incorporated in the BVI on November 30, 2022 and wholly owned by Mr. Darren Hoo.

The re-organization enabled MMSB to become a wholly owned subsidiary of MHL. Each of SSL, USSB, YHCML, ECGL, KLSB, KBSB, Malama and SJCC, (who were the shareholders of MMSB as of the date of the Share Swap Agreement) transferred their respective shares in MMSB, which represented in aggregate 100% of the issued share capital of MMSB, to MHL. The consideration for the share transfers was satisfied by the allotment and issuance of 14,999,999  Class A Ordinary Shares in aggregate to SSL, USSB, YHCML, ECGL, KLSB, KBSB, Malama and SJCC, each credited as fully paid, in proportion to their respective shareholdings in MMSB. Following the completion of the Share Swap Agreement on July 31, 2024, MHL became the holding company of MMSB, and SSL, USSB, YHCML, ECGL, KLSB, KBSB, Malama and SJCC became shareholders of MHL.

Recent Developments

Initial Public Offering

On September 29, 2025, the Company completed its initial public offering (the “IPO”). In the IPO, the Company issued 1,250,000 Class A Ordinary Shares at a price of US$4.00 per share. The Company received gross proceeds in the amount of US$5,000,000 before deducting any underwriting discounts and expenses. The Class A Ordinary Shares began trading on September 26, 2025 on the Nasdaq Capital Market under the ticker symbol “MGN.”

Change of Director

On October 29, 2025, Mr. Long Jia Kwang notified the Company of his resignation as an independent director, chairman of the audit committee and member of the nominating and compensation committees, effective October 31, 2025. On November 21, 2025, approved by the Board of Directors, the Nominating Committee and the Compensation Committee, Mr. Phua Zhi Yong was appointed as independent director and chair of audit committee of the Company, effective November 21, 2025.

Change of Independent Public Accountant

Effective on December 15, 2025, the Company dismissed its independent registered public accounting firm, WWC, P.C., which was approved and ratified by the Company’s Board of Directors and the Audit Committee on December 15, 2025. On the same day, the Audit Committee and the Board of Directors of the Company appointed SFAI MALAYSIA PLT as its new independent registered public accounting firm to audit the Company’s financial statements.

Adoption of Dual-Class Share Structure

On January 27, 2026, the Company held its annual general meeting of shareholders, at which shareholders approved the adoption of a dual-class share structure. Pursuant to the shareholders resolutions, the Company’s share capital was changed from US$50,000 divided into 500,000,000 Class A Ordinary Shares of a nominal or par value of US$0.0001 each to US$50,000 divided into 500,000,000 Class A Ordinary Shares of a par value of US$0.0001 each, comprising (a) 450,000,000 Class A Ordinary Shares and (b) 50,000,000 Class B Ordinary Shares , with each Class A Ordinary Share entitling the holder thereof to one (1) vote on all matters subject to vote at general meetings of the Company, and each Class B Ordinary Share entitling the holder thereof to fifty (50) votes on all matters subject to vote at general meetings of the Company. In connection with the adoption of the dual-class share structure, shareholders approved the redesignation of the Company’s issued and outstanding Class A Ordinary Shares. As a result, the 10,845,000 issued Class A Ordinary Shares held by SSL were redesignated into 5,845,000 Class A Ordinary Shares and 5,000,000 Class B Ordinary Shares, and the remaining 5,405,000 issued Class A Ordinary Shares held by other shareholders were redesignated into 5,405,000 Class A Ordinary Shares. Shareholders also approved the redesignation of the Company’s authorized but unissued Class A Ordinary Shares into Class A Ordinary Shares and Class B Ordinary Shares and the adoption of the second amended and restated memorandum and articles of association to reflect the dual-class share structure.

Follow-on Public Offering

On February 27, 2026, the Company closed a follow-on public offering (the “Follow-on Offering”) of 20,750,000 Class A Ordinary Shares at a public offering price of US$0.40 per share. Gross proceeds to the Company, before deducting placement agent fees and other offering expenses, were approximately US$8.3 million. D. Boral Capital LLC acted as the exclusive placement agent in connection with the Follow-on Offering. The Class A Ordinary Shares were offered pursuant to a registration statement on Form F-1 (File No. 333-292850), as amended, which was declared effective by the U.S. Securities and Exchange Commission on February 23, 2026. The Company intends to use the net proceeds from the Follow-on Offering for the development of its Smart Farming System, working capital and general corporate purposes.

Nasdaq Minimum Bid Price Deficiency

On May 12, 2026, the Company received a notification letter from The Nasdaq Stock Market LLC (“Nasdaq”) indicating that the Company was not in compliance with the minimum bid price requirement set forth in Nasdaq Listing Rule 5550(a)(2), which requires that listed securities maintain a minimum bid price of US$1.00 per share, because the closing bid price of the Company’s Class A Ordinary Shares had been below US$1.00 per share for the 30 consecutive business days from March 30, 2026 to May 11, 2026. In accordance with Nasdaq Listing Rule 5810(c)(3)(A), the Company was granted an initial compliance period of 180 calendar days, until November 9, 2026, to regain compliance. To regain compliance, the Company effected the July 2026 Share Consolidation, which became effective on the Nasdaq Capital Market on September 17, 2026. On October 1, 2026, the Company received a letter from Nasdaq confirming that the Company had regained compliance with the minimum bid price requirement, and the matter is now closed. See “Risk Factors—Risks Related to this Offering and Our Securities” for a discussion of the consequences of any future failure to meet the minimum bid price requirement.

Extraordinary General Shareholder Meeting

On July 13, 2026, the Company held its annual general shareholder meeting, where the shareholders of the Company voted upon and approved the consolidation of the Company’s issued and unissued class A ordinary shares (the “Class A Ordinary Shares”) and class B ordinary shares (the “Class B Ordinary Shares”) at an aggregate ratio not exceeding 1-for-400, with the exact ratio and effective date to be determined by the Board.

According to the unanimous written resolutions of the Board passed on July 17, 2026, the share consolidation at a ratio of thirty (30)-for-one (1) and the rounding up of any fractional shares resulting from the share consolidation to the nearest whole ordinary share to be effective on September 17, 2026 (the “July 2026 Share Consolidation”) were approved. The , the Company’s Class A Ordinary Shares began trading on the Nasdaq Capital Market on September 17, 2026 on post-July 2026 Share Consolidation basis under the current symbol “MGN”. The new CUSIP number following the July 2026 Share Consolidation is G5980E113.

The July 2026 Share Consolidation reduced the number of outstanding shares of the Company from approximately 32 million class A ordinary shares of a par value of US$0.0001 each and approximately 5 million class B ordinary shares of a par value of US$0.0001 each to approximately 1,066,667 class A ordinary shares of a par value of US$0.003 each and approximately 166,667 class B ordinary shares of a par value of US$0.003 each, respectively. Every thirty (30) outstanding Class A Ordinary Shares or Class B Ordinary Shares were combined into and automatically become one post- July 2026 Share Consolidation Class A Ordinary Share or Class B Ordinary Share, respectively. No fractional shares were issued in connection with the July 2026 Share Consolidation. Instead, the Company issued one full post- July 2026 Share Consolidation Class A Ordinary Share or Class B Ordinary Share, as applicable, to any shareholder who would have been entitled to receive a fractional share as a result of the process. The par value of the Class A Ordinary Shares and Class B Ordinary Shares was increased in proportion to the ratio of the July 2026 Share Consolidation to $0.003 per share and the number of authorized Class A Ordinary Shares was reduced in proportion to the ratio of the July 2026 Share Consolidation to 15,000,000 Class A Ordinary Shares of a par value of US$0.003 each and 1,666,667 Class B Ordinary Shares of a par value of US$0.003 each.

At an extraordinary general meeting held on August 21, 2026, our shareholders approved, by special resolution, the adoption of the fourth amended and restated memorandum and articles of association to, among other things, permit an ordinary resolution to be passed in writing by members representing a majority of the total voting rights of all the members entitled to vote on that resolution, in substitution for the previous requirement that such written resolution be signed by all members entitled to vote. The fourth amended and restated memorandum and articles of association did not change our authorized share capital, which remained US$50,000 divided into 15,000,000 Class A Ordinary Shares and 1,666,667 Class B Ordinary Shares of a par value of US$0.003 each. At the same meeting, our shareholders also approved a 1-for-40 share consolidation of our issued and unissued ordinary shares and a related reduction of the par value of our ordinary shares and increase of our authorized share capital. The 1-for-40 share consolidation and the related reduction of par value and increase of authorized share capital were not effected, and the July 2026 Share Consolidation remains in effect.

On October 19, 2026, our shareholders approved, by written ordinary resolution, an increase in our authorized share capital from US$50,000 to US$600,000 by the creation of an additional 165,000,000 Class A Ordinary Shares and 18,333,333 Class B Ordinary Shares of a par value of US$0.003 each, ranking pari passu in all respects with the existing Class A Ordinary Shares and Class B Ordinary Shares, respectively (the “Authorized Share Capital Increase”). Following the Authorized Share Capital Increase, our authorized share capital is US$600,000 divided into 180,000,000 Class A Ordinary Shares and 20,000,000 Class B Ordinary Shares of a par value of US$0.003 each. The Authorized Share Capital Increase did not involve the issuance of any shares and did not change the number of ordinary shares held by any shareholder.

In connection with the July 2026 Share Consolidation, on July 21, 2026, the Company first filed its third amended and restated memorandum and articles of association with the Registrar of Companies of the Cayman Islands to reflect the amendments approved at the annual general meeting held on July 13, 2026. Following receipt of the shareholder resolution approving the change of share capital, the Company filed such resolution with the Registrar of Companies of the Cayman Islands on July 28, 2026 to register the adjustment of the number of authorized Class A Ordinary Shares and Class B Ordinary Shares and the par value. The July 2026 Share Consolidation became effective on the Nasdaq Capital Market on September 17, 2026.

Unless specified otherwise, all references in this prospectus to share and per share data have been adjusted, including historical data which has been retroactively adjusted, to give effect to the July 2026 Share Consolidation.

Holding Company Structure

MHL is a holding company incorporated in the Cayman Islands with no material operations of its own. We conduct our operations primarily in Malaysia via MMSB.

Competitive Strengths

●	Cost effective solutions. Our company offers shrimp farmers a comprehensive suite of services encompassing consultancy, design, construction, maintenance, and repair. This all-inclusive approach affords our customers the convenience of a single point of contact for all their shrimp farming requirements, streamlining their operations, and delivering tangible cost and time savings.

●	Strong relationships. We have established strong and stable relationships with key suppliers and customers in Malaysia over the last three years.

●	We have an experienced management team. We have an experienced management team, led by Mr. Darren Hoo, our Chairman and CEO, who has been instrumental in spearheading the growth of our company. He has over 10 years of experience in the aquaculture and agriculture industries in Malaysia and is primarily responsible for the planning and execution of our Company’s business strategies and managing our Company’s customer relationships.

Growth Strategy

●	Market Development. We are actively exploring new customers in Malaysia, and international markets, beginning with Indonesia, leveraging our reputation and customer base to build new relationships and increase market share for continued success in the industry.

●	Strategic growth initiatives. As our customer base grows, we aim to identify potential partners for equity participation, creating recurring revenue streams and mutually beneficial relationships to drive our industry success.

●	Product Development. We believe that the Smart Farming System we are developing could serve as a pivotal driver for business growth and a transformative tool in aquaculture and agriculture. We are planning for our Smart Farming System to offer several features including (a) water quality monitoring, (b) feeding optimization, (c) disease prevention, (d) environmental monitoring and (e) data analytics. Overall, the hardware development for our Smart Farming System will require a combination of sensors, actuators, cameras, control systems, connectivity, and power supply, all working together to optimize yields, improve resource efficiency, and promote sustainable farming practices. Our system could closely monitor the operating parameters of each pond and alert customers to any irregularities, enabling them to take corrective action and improve yield. In addition, the system could capture data that our customers can use to analyze operational costs, estimate yields, and make informed decisions about their farm’s financial performance.

Transfers of Cash to and from Our Subsidiaries

MHL is permitted under the laws of the Cayman Islands to provide funding to our subsidiaries incorporated in Malaysia through loans or capital contributions without restrictions on the amount of the funds. Save for (a) when future financing arrangements between our subsidiaries and its creditors may contain negative covenants that limit the ability of our subsidiaries to declare or pay dividends or make distributions or (b) our subsidiaries are restricted from declaring or paying such dividends or making such distributions under the Malaysian Companies Act, 2016, which stipulates that dividends are to be paid out of our subsidiaries’ profits and that the dividends should not be paid if the payment of such dividends or making such distributions will cause our subsidiaries to be insolvent (i.e. our subsidiaries being unable to pay its debts as and when the debts become due within 12 months immediately after the payment distribution is made), there are no other restrictions on dividends transfers from Malaysia to the Cayman Islands. As of the date of this prospectus, all corporations in Malaysia are required to adopt a single-tier dividend. All dividends distributed by Malaysian resident companies under a single tier dividend are not taxable. Further, the Government of Malaysia does not levy withholding tax on dividends payment. Therefore, there is no withholding tax imposed on dividends paid to non-residents by Malaysian companies. For the transfer of assets from our subsidiaries to the holding company, there are no governmental laws, decrees, regulations, or other legislations that may affect such transfer. However, such transfer of assets may be subject to withholding taxes (if any). The same applies to the transfer of cash from our subsidiaries to the holding company upon the presentation of the necessary documentary evidence required by local banks or financial institutions. As of June 30, 2026, MHL had funded MMSB through intercompany advances, and the amount due from MMSB to MHL was MYR39,388,446 (approximately US$9,649,301). As of the same date, MHL owed MTSB MYR453,559 (approximately US$111,112). These intercompany balances are eliminated on consolidation. No dividends or other distributions have been made by our subsidiaries to MHL. Our subsidiaries are not restricted from declaring any dividends as our subsidiaries currently have sufficient profits and the payment of such dividends or making such distributions will not cause our subsidiaries to be insolvent. We have not installed any cash management policies that dictate the amount of such funding.

Implications of Being a Foreign Private Issuer

We are a foreign private issuer within the meaning of the rules under the Exchange Act. As such, we are exempt from certain provisions applicable to U.S. domestic public companies. For example:

●	we are not required to provide as many Exchange Act reports, or as frequently, as a domestic public company;

●	for interim reporting, we are permitted to comply solely with our home country requirements, which are less rigorous than the rules that apply to domestic public companies;

●	we are not required to provide the same level of disclosure on certain issues, such as executive compensation;

●	we are exempt from the provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information;

●	we are not required to comply with the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act; and

●	we are not required to comply with Section 16 of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and establishing insider liability for profits realized from any “short-swing” trading transaction.

Implications of Being an Emerging Growth Company

As a company with less than US$1.235 billion in revenues during our last financial year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An “emerging growth company” may take advantage of reduced reporting requirements that are otherwise applicable to larger public companies. In particular, as an emerging growth company, we:

●	may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations, or “MD&A”;

●	are not required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives, which is commonly referred to as “compensation discussion and analysis”;

●	are not required to obtain an attestation and report from our auditors on our management’s assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

●	are not required to obtain a non-binding advisory vote from our shareholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on frequency” and “say-on-golden-parachute” votes);

●	are exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and chief executive officer pay ratio disclosure;

●	are eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act; and

●	will not be required to conduct an evaluation of our internal control over financial reporting.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under §107 of the JOBS Act.

Legal Proceedings

On July 7, 2026, a securities class action complaint captioned Mundy v. Megan Holdings Limited et al., Case No. 1:26-cv-05754 (the “Federal Court Action”), was filed in the United States District Court for the Southern District of New York against the Company, certain of its officers, its initial public offering underwriter, and its auditor.

On July 23, 2026, another securities class action complaint captioned Morales et al. v. Hitek Global Inc. et al., Index No. 159271/2026 (the “State Court Action”), was filed in the Supreme Court of the State of New York, County of New York, against the Company, other issuer defendants, certain underwriters, and related individuals.

Both action involve alleged misstatements and omissions relating to the Company’s initial public offering, among other matters, and are at an early stage. The Company is unable to predict their outcome or estimate any potential loss at this time.

Summary of Risk Factors

Investing in our securities involves significant risks. Below please find a summary of the principal risks we face, organized under relevant headings. These risks are discussed more fully under “Risk Factors” beginning on page 10 of this prospectus and in “Item 3. Key Information – 3.D. Risk Factors” in our 2025 Annual Report.

Risks Related to Our Business and Industry

Risks and uncertainties related to our business and industry include, but are not limited to, the following:

●	As we depend on subcontractors significantly in the course of our work, we may bear responsibilities for any non-performance, delayed performance, sub-standard performance, or non-compliance of our subcontractors.

●	We are dependent on a small number of key customers for continued sale of our services.

●	The primary substantial portion of our revenues will be derived from Malaysia.

●	We are a holding company, and we are accordingly dependent upon distributions from our subsidiaries, MMSB, to service our debt and pay dividends, if any, taxes and other expenses.

●	We depend on a small number of individuals who constitute our current management.

●	We will need to grow the size and capabilities of our organization, and we may experience difficulties in managing this growth.

●	Our business is subject to supply chain interruptions.

●	We may from time to time be subject to legal and regulatory proceedings and administrative investigations.

●	Our business may be affected by technological changes and developments.

●	We have a limited operating history in an evolving industry, which makes it difficult to evaluate our prospects and may increase the risk that we will not be successful.

●	Our historical growth and performance may not be indicative of our future growth and performance.

●	We may not be able to successfully implement our business strategies and future plans.

●	We may not be able to successfully complete, commercialize or scale our Smart Farming System.

●	We are exposed to risks arising from fluctuations of foreign currency exchange rates.

●	We do not have, and may be unable to obtain, sufficient insurance to insure against certain business risks. As a result, we may be exposed to significant costs and business disruption.

●	Global economic uncertainty, capital markets volatility and geopolitical instability could materially and adversely affect our business.

●	We are exposed to risks in respect of acts of war, terrorist attacks, epidemics, political unrest, adverse weather conditions and other uncontrollable events.

●	Any adverse changes in the political, economic, legal, regulatory, taxation or social conditions in the jurisdictions that we operate in or intend to expand our business may have a material adverse effect on our operations, financial performance and future growth.

●	You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law.

●	Certain judgments obtained against us or our auditor by our shareholders may not be enforceable.

●	We have engaged in transactions with related parties, and such transactions present possible conflicts of interest that could have an adverse effect on our business and results of operations.

●	We depend on a small number of key suppliers for continued provision of our services.

●	We are exposed to the credit risks of some of our customers.

●	There may be potentially adverse impacts on our corporate governance because of the indemnification provisions in our Amended and Restated Memorandum and Articles of Association pertaining to our directors and officers liability.

Risks Related to this Offering and Our Securities

●	This is a reasonable best efforts offering, no minimum number or dollar amount of Class A Ordinary Shares is required to be sold, and we may not raise the amount of capital we believe is required for our business plans.

●	If we fail to maintain an effective system of internal controls, we may be unable to accurately or timely report our results of operations or prevent fraud, and investor confidence and the market price of our Class A Ordinary Shares may be materially and adversely affected.

●	An active trading market for the Class A Ordinary Shares may not be maintained and the trading price for the Class A Ordinary Shares may fluctuate significantly.

●

Our existing shareholders will experience immediate dilution as a result of this offering, and any future issuance of Class A Ordinary Shares or adjustments to the offering terms may further dilute our shareholders.

●	We may not maintain the listing of our Class A Ordinary Shares on Nasdaq which could limit investors’ ability to make transactions in our Class A Ordinary Shares and subject us to additional trading restrictions.

●	Our Class A Ordinary Shares may be delisted from Nasdaq without the benefit of any compliance period if the closing bid price of our Class A Ordinary Shares falls below US$1.00, because we effected a reverse share split within the past year.

●	Nasdaq may halt trading in our Class A Ordinary Shares on Nasdaq or delist our Class A Ordinary Shares for public interest concerns as a result of this offering.

●	The sale or availability for sale of substantial amounts of the Class A Ordinary Shares could adversely affect their market price.

●	The public offering price for our Class A Ordinary Shares may not be indicative of prices that will prevail in the trading market and the market price of our Class A Ordinary Shares has been volatile and can fluctuate substantially, which could result in substantial losses for purchasers of our Class A Ordinary Shares in this offering.

●	If securities or industry analysts do not publish research or reports about our business, or if they adversely change their recommendations regarding our Class A Ordinary Shares, the market price for our Class A Ordinary Shares and trading volume could decline.

●	Because we do not expect to pay dividends in the foreseeable future, you must rely on price appreciation of our Class A Ordinary Shares for a return on your investment.

●	Short selling may drive down the market price of our Class A Ordinary Shares.

●	Our management has broad discretion to determine how to use the funds raised in this offering and may use them in ways that may not enhance our results of operations or the price of our Class A Ordinary Shares.

●	If we are classified as a passive foreign investment company, United States taxpayers who own our securities may have adverse United States federal income tax consequences.

●	The obligation to disclose information publicly may put us at a disadvantage to competitors that are private companies.

●	As an exempted company incorporated in the Cayman Islands, we are permitted to follow certain home country practices in relation to corporate governance matters in lieu of certain requirements under Nasdaq corporate governance listing rules. These practices may afford less protection to shareholders than they would enjoy if we complied fully with Nasdaq corporate governance listing standards.

●	We are an emerging growth company within the meaning of the Securities Act and may take advantage of certain reduced reporting requirements.

●	We are a foreign private issuer within the meaning of the Exchange Act, and as such we are exempt from certain provisions applicable to U.S. domestic public companies.

●	We may lose our foreign private issuer status in the future, which could result in significant additional costs and expenses to us.

●	We have incurred and will continue to incur significantly increased costs and have devoted and will continue to devote substantial management time as a result of being a public company and the listing of our Class A Ordinary Shares on Nasdaq.

●	Nasdaq may apply additional and more stringent criteria for our initial and continued listing since our we plan to have a relatively small public offering and insiders will hold a large portion of our listed securities.

●	Shares eligible for future sale may adversely affect the market price of our Class A Ordinary Shares, as the future sale of a substantial number of outstanding Class A Ordinary Shares in the public marketplace could reduce the price of our Class A Ordinary Shares.

●	Our Amended and Restated Memorandum and Articles of Association contain anti-takeover provisions that could discourage a third party from acquiring us, which could limit our shareholders’ opportunity to sell their shares at a premium.

●	We are a defendant in two putative securities class actions, which could result in substantial costs and divert management's attention.

Corporate Information

Our principal executive office is located at B-01-07, Gateway Corporate Suites, Gateway Kiaramas, No.1, Jalan Desa Kiara, 50480 Mont Kiara, Kuala Lumpur, Malaysia. The telephone number of our principal executive office is +60 3 6420 1071. Our registered office in the Cayman Islands is located at 4th Floor, Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Cayman KY1-1002, Cayman Islands. Our agent for service of process in the United States is Cogency Global Inc. located at 122 E. 42nd Street, 18th Floor, New York, New York 10168. We maintain a website at www.meganmezanin.com. We do not incorporate the information on our website into this prospectus and you should not consider any information on, or that can be accessed through, our website. It is included solely as an inactive textual reference.

THE OFFERING

Issuer	Megan Holdings Limited

Shares Offered by us	15,000,000 Class A Ordinary Shares at an offering price of US$0.50 per Class A Ordinary Share, for gross proceeds of up to US$7,500,000

Reasonable Best Efforts Offering	We have agreed to offer and sell the Class A Ordinary Shares offered hereby directly to the purchasers. No minimum offering amount is required as a condition to closing this offering. We have engaged Prime Number Capital, LLC as our exclusive placement agent to use its reasonable best efforts to solicit offers to purchase the shares offered in this offering. The placement agent has no obligation to buy any of the shares from us or to arrange for the purchase or sale of any specific number or dollar amount of the shares offered hereby.

Lock-up:	We, our directors, executive officers and holders of 5% or greater of our Class A Ordinary Shares have agreed to enter into lock-up agreements that will restrict them from selling, transferring or otherwise disposing of any Class A Ordinary Shares for a period of six (6) months from the closing date of this offering.

Ordinary Shares outstanding immediately before this offering	1,066,700 Class A Ordinary Shares and 166,667 Class B Ordinary Shares as of the date of this prospectus

Ordinary Shares outstanding immediately after this offering	16,066,700 Class A Ordinary Shares, assuming all 15,000,000 Class A Ordinary Shares offered hereby are issued and 166,667 Class B Ordinary Shares

Voting Rights:	Holders of Class A Ordinary Shares are entitled to one (1) vote per share. Holders of Class B Ordinary Shares are entitled to fifty (50) votes per share. Holders of Class A Ordinary Shares and Class B Ordinary Shares vote together as one class on all matters submitted to a vote of our shareholders.

Listing:	Our Class A Ordinary Shares are listed on the Nasdaq Capital Market under the symbol “MGN.”

Transfer Agent:	VStock Transfer, LLC.

Risk Factors:	The securities offered by this prospectus are speculative and involve a high degree of risk. You should read the “Risk Factors” section of this prospectus and in “Item 3. Key Information – 3.D. Risk Factors” in our 2025 Annual Report for a discussion of factors that you should consider carefully before deciding to invest in our Class A Ordinary Shares.

Use of Proceeds:	We intend to use the net proceeds to us from this offering as follows: business ventures and acquisitions and general working capital. See “Use of Proceeds” for more information.

RISK FACTORS

The information required by Item 3 of this Form F-1 is incorporated by reference from the 2025 Annual Report on Form 20-F for the fiscal year ended December 31, 2025, as filed with the Securities and Exchange Commission on May 15, 2026. The Summary of Risk Factors can be found on page 10 of this prospectus.

Risks Relating to This Offering and Our Securities

This is a reasonable best-efforts offering, no minimum number or dollar amount of Class A Ordinary Shares is required to be sold, and we may not raise the amount of capital we believe is required for our business plans.

The placement agent has agreed to use its reasonable best efforts to solicit offers to purchase the Class A Ordinary Shares in this offering. The placement agent has no obligation to buy any of the Class A Ordinary Shares from us or to arrange for the purchase or sale of any specific number or dollar amount of the securities. There is no required minimum number of shares that must be sold as a condition to completion of this offering. Because there is no minimum offering amount required as a condition to the closing of this offering, the actual offering amount, placement agent’s fees, and proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth in this prospectus. We may sell fewer than all of the shares offered hereby, which may significantly reduce the amount of proceeds received by us, and investors in this offering will not receive a refund in the event that we do not sell a number of securities sufficient to fund our business plans. Thus, we may not raise the amount of capital we believe is required for our operations in the short term and may need to raise additional funds, which may not be available on terms acceptable to us or at all.

If we fail to maintain an effective system of internal controls, we may be unable to accurately or timely report our results of operations or prevent fraud, and investor confidence and the market price of our Class A Ordinary Shares may be materially and adversely affected.

As a public company, we have historically had limited accounting personnel and other resources to address all aspects of our internal controls and procedures, and we continue to enhance our internal control over financial reporting. Our management is responsible for establishing and maintaining effective internal control over financial reporting, and effective internal control over financial reporting is necessary for us to provide reliable financial reports and, together with adequate disclosure controls and procedures, is designed to prevent fraud.

Our failure to implement or maintain effective internal control over financial reporting could result in errors in our financial statements, which could result in a restatement of our financial statements, cause us to fail to meet our reporting obligations and cause investors to lose confidence in our reported financial information, which may result in volatility in and a decline in the market price of our Class A Ordinary Shares.

We are subject to the requirements of the Sarbanes-Oxley Act of 2002. Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, requires that we include a report of management on our internal control over financial reporting in our annual report on Form 20-F. As a foreign private issuer and an emerging growth company, we are not currently required to have our independent registered public accounting firm attest to the effectiveness of our internal control over financial reporting. However, if we cease to qualify as an emerging growth company, our independent registered public accounting firm will be required to attest to and report on the effectiveness of our internal control over financial reporting on an annual basis.

Our management may conclude that our internal control over financial reporting is not effective. Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its own independent testing, may issue a report that is qualified if it is not satisfied with our internal controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us. In addition, our reporting obligations place, and will continue to place, a burden on our management, operational and financial resources and systems, and we may be unable to timely complete our evaluation testing and any required remediation.

During the course of documenting and testing our internal control procedures in order to satisfy the requirements of Section 404, we may identify material weaknesses and deficiencies in our internal control over financial reporting. The Public Company Accounting Oversight Board has defined a material weakness as “a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis.”

In addition, if we fail to maintain the adequacy of our internal control over financial reporting as these standards are modified, supplemented or amended from time to time, we may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404. If we fail to achieve and maintain an effective internal control environment, we could suffer material misstatements in our financial statements, fail to meet our reporting obligations and be subject to regulatory scrutiny or enforcement actions, which would likely cause investors to lose confidence in our reported financial information. This could in turn limit our access to the capital markets, harm our results of operations and lead to a decline in the trading price of our Class A Ordinary Shares.

An active trading market for the Class A Ordinary Shares may not be maintained and the trading price for the Class A Ordinary Shares may fluctuate significantly.

We cannot assure you that a liquid public market for the Class A Ordinary Shares will be maintained. If an active public market for the Class A Ordinary Shares is not maintained, the market price and liquidity of the Class A Ordinary Shares may be materially and adversely affected. The public offering price for our shares in this offering was determined by negotiation between us and the purchasers based upon several factors. We can provide no assurance that the trading price of the Class A Ordinary Shares after this offering will not decline below the public offering price. As a result, investors in the Class A Ordinary Shares may experience a significant decrease in the value of their Class A Ordinary Shares.

Our existing shareholders will experience immediate dilution as a result of this offering, and any future issuance of Class A Ordinary Shares or adjustments to the offering terms may further dilute our shareholders.

Based on an offering of 15,000,000 Class A Ordinary Shares at an offering price of US$0.50 per Class A Ordinary Share and a net tangible book value of US$14.40 per ordinary share as of June 30, 2026, the pro forma as adjusted net tangible book value per ordinary share after the offering is expected to be approximately US$1.51. Because the offering price is below our net tangible book value per ordinary share, investors purchasing Class A Ordinary Shares in this offering will experience an immediate increase in net tangible book value of approximately US$1.01 per share, and our existing shareholders will experience an immediate decrease in net tangible book value of approximately US$12.89 per share. See “Dilution.”

We may not maintain the listing of our Class A Ordinary Shares on Nasdaq which could limit investors’ ability to make transactions in our Class A Ordinary Shares and subject us to additional trading restrictions.

Our Class A Ordinary Shares are currently listed on the Nasdaq Stock Market. In order to maintain our listing, we must continue to satisfy Nasdaq’s continued listing requirements, including requirements relating to minimum bid price, shareholders’ equity, market value of publicly held shares and other financial and qualitative standards. We may be unable to meet these continued listing requirements in the future, and Nasdaq may take action to delist our Class A Ordinary Shares if we fail to maintain compliance.

If Nasdaq were to delist our Class A Ordinary Shares and we were unable to list our shares on another national securities exchange, we expect that our Class A Ordinary Shares could be quoted on an over-the-counter market in the United States. If this were to occur, we could face significant material adverse consequences, including a limited availability of market quotations for our Class A Ordinary Shares, reduced liquidity for our Class A Ordinary Shares, a determination that our Class A Ordinary Shares are “penny stock,” which would require brokers trading in our shares to adhere to more stringent rules and could result in a reduced level of trading activity in the secondary trading market for our Class A Ordinary Shares, a limited amount of news and analyst coverage, and a decreased ability to issue additional securities or obtain additional financing in the future.

As long as our Class A Ordinary Shares remain listed on Nasdaq, U.S. federal law generally pre-empts state securities laws from regulating the offer and sale of our securities. However, if our Class A Ordinary Shares were no longer listed on Nasdaq, we would be subject to regulation in each state in which we offer our securities, which could increase our compliance costs and restrict the ability of investors to trade our Class A Ordinary Shares.

Our Class A Ordinary Shares may be delisted from Nasdaq without the benefit of any compliance period if the closing bid price of our Class A Ordinary Shares falls below US$1.00, because we effected a reverse share split within the past year.

Nasdaq Listing Rule 5550(a)(2) requires that our Class A Ordinary Shares maintain a minimum bid price of US$1.00 per share, and a failure to meet this requirement exists if the closing bid price is below US$1.00 for 30 consecutive business days. A company that fails to meet the minimum bid price requirement is ordinarily afforded a 180 calendar day compliance period to regain compliance. However, under Nasdaq Listing Rule 5810(c)(3)(A)(iv), if a company’s security fails to meet the minimum bid price requirement and the company has effected a reverse stock split over the prior one-year period, the company is not eligible for any compliance period, and Nasdaq will instead issue a Staff Delisting Determination. On May 12, 2026, we received a notification letter from Nasdaq indicating that we were not in compliance with the minimum bid price requirement. To regain compliance, we effected a 1-for-30 share consolidation that became marketplace effective on the Nasdaq Capital Market on September 17, 2026, and on October 1, 2026, Nasdaq notified us that we had regained compliance. The public offering price of US$0.50 per Class A Ordinary Share is below US$1.00, and on October 19, 2026, the last reported sales price of our Class A Ordinary Shares on the Nasdaq Capital Market was US$2.50 per share. If the closing bid price of our Class A Ordinary Shares is below US$1.00 for 30 consecutive business days at any time before September 17, 2027, we will not be eligible for any compliance period and Nasdaq will issue a Staff Delisting Determination with respect to our Class A Ordinary Shares.

Although we may request a hearing before a Nasdaq Hearings Panel to appeal any such determination, and a timely request for a hearing would ordinarily stay the suspension and delisting of our Class A Ordinary Shares pending the Hearings Panel’s decision, any exception granted by the Hearings Panel may not exceed 180 days from the date of the Staff Delisting Determination, and there can be no assurance that the Hearings Panel would grant our request for continued listing. In addition, under Nasdaq Listing Rule 5810(c)(3)(A)(iii), if we have effected one or more reverse stock splits over the prior two-year period with a cumulative ratio of 250 shares or more to one, we would not be eligible for any compliance period. As a result of the 1-for-30 share consolidation, any further share consolidation at a ratio of 1-for-9 or greater effected on or before September 17, 2028 would reach this threshold, which would limit our ability to use a further share consolidation to regain compliance. Any further share consolidation would also require shareholder approval and may not result in a sustained increase in the market price of our Class A Ordinary Shares. If our Class A Ordinary Shares are delisted from Nasdaq, the liquidity and market price of our Class A Ordinary Shares could decline significantly, and we could face the other consequences described under “—We may not maintain the listing of our Class A Ordinary Shares on Nasdaq which could limit investors’ ability to make transactions in our Class A Ordinary Shares and subject us to additional trading restrictions.”

Nasdaq may halt trading in our Class A Ordinary Shares on Nasdaq or delist our Class A Ordinary Shares for public interest concerns as a result of this offering.

Nasdaq Listing Rule 5101 gives Nasdaq broad discretionary authority over the continued listing of securities on Nasdaq, and Nasdaq may use that authority to suspend or delist a security, or to apply additional or more stringent criteria for its continued listing, based on any event, condition or circumstance that, in the opinion of Nasdaq, makes continued listing inadvisable or unwarranted, even if the security meets all enumerated criteria for continued listing. In addition, the SEC may suspend trading in any security for up to ten trading days under Section 12(k) of the Exchange Act if it determines that a suspension is required in the public interest and for the protection of investors, and under IM-5101-4, which became effective on June 3, 2026, Nasdaq may delist a security following an SEC trading suspension where Nasdaq determines that delisting is appropriate and in the public interest. In exercising this discretion, Nasdaq may consider, among other things, the location of the company and of any person exercising substantial influence over it, the company’s public float, the distribution and concentration of its shares and its trading patterns, any third-party social media or similar activity intended to influence the price of or demand for its securities, recent issuances of securities and the size of any discount to the market price, and concerns about the company’s advisors, including its placement agents and underwriters, and their involvement in other offerings that have exhibited volatile or concerning trading.

The public offering price of US$0.50 per Class A Ordinary Share represents a substantial discount to the recent market price of our Class A Ordinary Shares, and the 15,000,000 Class A Ordinary Shares offered hereby represent approximately fourteen times the 1,066,700 Class A Ordinary Shares outstanding before this offering. In February 2026, we completed a public offering of 20,750,000 Class A Ordinary Shares (on a pre-Share Consolidation basis) at a public offering price of US$0.40 per share, representing a substantial discount to the then market price of our Class A Ordinary Shares. In April 2026, Nasdaq requested information from us regarding that offering, including the type of offering, the manner in which it was marketed, the extent of its distribution, the offering price and the extent to which we controlled the offering and its distribution, and we responded to that request. The market price of our Class A Ordinary Shares has been extremely volatile, including a decline of approximately 93% in a single trading day on March 26, 2026.

There can be no assurance that Nasdaq will not view the terms of this offering, the distribution of the Class A Ordinary Shares sold in this offering, the trading in our Class A Ordinary Shares following this offering, or any of the other factors described above as raising public interest concerns, or that the SEC will not suspend trading in our Class A Ordinary Shares. Any such action could occur even if the conduct giving rise to it is that of third parties over whom we have no control. If Nasdaq were to impose additional conditions on, suspend or delist our Class A Ordinary Shares, or if the SEC were to suspend trading in our Class A Ordinary Shares, the liquidity and market price of our Class A Ordinary Shares could decline significantly, and you could lose all or part of your investment.

The sale or availability for sale of substantial amounts of the Class A Ordinary Shares could adversely affect their market price.

Sales of substantial amounts of the Class A Ordinary Shares in the public market after the completion of this offering, or the perception that these sales could occur, could adversely affect the market price of the Class A Ordinary Shares and materially impair our ability to raise capital through equity offerings in the future. The Class A Ordinary Shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, and shares held by our existing shareholders may also be sold in the public market in the future subject to the restrictions in Rule 144 and Rule 701 under the Securities Act and the applicable lock-up agreements, if any. We cannot predict what effect, if any, market sales of securities held by our significant shareholders or any other shareholder or the availability of these shares for future sale will have on the market price of the Class A Ordinary Shares.

The public offering price for our Class A Ordinary Shares may not be indicative of prices that will prevail in the trading market and the market price of our Class A Ordinary Shares has been volatile and can fluctuate substantially, which could result in substantial losses for purchasers of our Class A Ordinary Shares in this offering.

The public offering price for our Class A Ordinary Shares was determined by negotiations between us and the purchasers and does not bear a direct relationship to our earnings, book value, or any other indicia of value. We cannot assure you that the market price of our Class A Ordinary Shares will not decline significantly below the public offering price.

The market price of our Class A Ordinary Shares has been highly volatile. Since our initial public offering that was consummated on September 29, 2025, our Class A Ordinary Shares have traded at a low of $0.0736 to a high of $8.63 per share. Accordingly, you may be unable to sell your Class A Ordinary Shares at or above the offering price.

The wide fluctuations of the market price of our Class A Ordinary Shares may happen because of broad market and industry factors, including the performance and fluctuation of the market prices of other companies with business operations located mainly in Malaysia that have listed their securities in the United States. In addition to market and industry factors, the price and trading volume for the Class A Ordinary Shares may be highly volatile for factors specific to our own operations, including the following:

●	variations in our revenues, earnings, cash flow;

●	fluctuations in operating metrics;

●	announcements of new investments, acquisitions, strategic partnerships or joint ventures by us or our competitors;

●	announcements of new solutions and services and expansions by us or our competitors;

●	termination or non-renewal of contracts or any other material adverse change in our relationship with our key customers or strategic investors;

●	changes in financial estimates by securities analysts;

●	detrimental negative publicity about us, our competitors or our industry;

●	additions or departures of key personnel;

●	release of lockup or other transfer restrictions on our outstanding equity securities or sales of additional equity securities;

●	regulatory developments affecting us or our industry; and

●	potential litigation or regulatory investigations.

If securities or industry analysts do not publish research or reports about our business, or if they adversely change their recommendations regarding our Class A Ordinary Shares, the market price for our Class A Ordinary Shares and trading volume could decline.

The trading market for our shares may be influenced by research or reports that industry or securities analysts publish about our business. If one or more analysts downgrade our shares, the market price for our shares would likely decline. If one or more of these analysts cease to cover us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause the market price or trading volume for our shares to decline.

Because we do not expect to pay dividends in the foreseeable future, you must rely on price appreciation of our Class A Ordinary Shares for a return on your investment.

We currently intend to retain all of our available funds and any future earnings after this offering to fund the development and growth of our business. As a result, we do not expect to pay any cash dividends in the foreseeable future. Therefore, you should not rely on an investment in our shares as a source for any future dividend income. Our board of Directors has complete discretion as to whether to distribute dividends, subject to certain requirements of Malaysia law. Even if our board of Directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on, among other things, our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiaries, our financial condition, contractual restrictions and other factors as determined by our board of Directors. Accordingly, the return on your investment in our Class A Ordinary Shares will likely depend entirely upon any future price appreciation of our Class A Ordinary Shares. There is no guarantee that our Class A Ordinary Shares will appreciate in value after this offering or even maintain the price at which you purchased our shares. You may not realize a return on your investment in our shares and you may even lose your entire investment.

Short selling may drive down the market price of our Class A Ordinary Shares.

Short selling is the practice of selling shares that the seller does not own but rather has borrowed from a third party with the intention of buying identical shares back at a later date to return to the lender. The short seller hopes to profit from a decline in the value of the shares between the sale of the borrowed shares and the purchase of the replacement shares, as the short seller expects to pay less in that purchase than it received in the sale. As it is in the short seller’s interest for the price of the shares to decline, many short sellers publish, or arrange for the publication of, negative opinions and allegations regarding the relevant issuer and its business prospects in order to create negative market momentum and generate profits for themselves after selling the shares short. These short attacks have, in the past, led to selling of shares in the market. If we were to become the subject of any unfavorable publicity, whether such allegations are proven to be true or untrue, we could have to expend a significant amount of resources to investigate such allegations and/or defend ourselves. While we would strongly defend against any such short seller attacks, we may be constrained in the manner in which we can proceed against the relevant short seller by principles of freedom of speech, applicable state law or issues of commercial confidentiality.

Our management has broad discretion to determine how to use the funds raised in this offering and may use them in ways that may not enhance our results of operations or the price of our Class A Ordinary Shares.

We intend to use the net proceeds of this offering as set out in “Use of Proceeds.” However, our management will have considerable discretion in the application of the net proceeds received by us in this offering. You will not have the opportunity, as part of your investment decision, to assess whether proceeds are being used appropriately. The net proceeds may be used for corporate purposes that do not improve our efforts to achieve or maintain profitability or increase our share price. The net proceeds from this offering may be placed in investments that do not produce income or that lose value.

If we are classified as a passive foreign investment company, United States taxpayers who own our securities may have adverse United States federal income tax consequences.

We are a non-U.S. corporation and, as such, we will be classified as a passive foreign investment company, which is known as a PFIC, for any taxable year if, for such year, either

●	At least 75% of our gross income for the year is passive income; or

●	The average percentage of our assets (determined at the end of each quarter) during the taxable year that produce passive income or that are held for the production of passive income is at least 50%.

Passive income generally includes dividends, interest, rents, royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets.

If we are determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. taxpayer who holds our securities, the U.S. taxpayer may be subject to increased U.S. federal income tax liability and may be subject to additional reporting requirements.

While we do not expect to become a PFIC, because the value of our assets for purposes of the asset test may be determined by reference to the market price of our Class A Ordinary Shares, fluctuations in the market price of our Class A Ordinary Shares may cause us to become a PFIC for the current or subsequent taxable years. The determination of whether we will be or become a PFIC will also depend, in part, on the composition of our income and assets. If we determine not to deploy significant amounts of cash for active purposes, our risk of being a PFIC may substantially increase. Because there are uncertainties in the application of the relevant rules and PFIC status is a factual determination made annually after the close of each taxable year, there can be no assurance that we will not be a PFIC for the current taxable year or any future taxable year.

For a more detailed discussion of the application of the PFIC rules to us and the consequences to U.S. taxpayers if we were determined to be a PFIC, see “Material Income Tax Considerations — Passive Foreign Investment Company.”

The obligation to disclose information publicly may put us at a disadvantage to competitors that are private companies.

We are a publicly listed company in the United States. As a publicly listed company, we are required to file periodic reports with the SEC upon the occurrence of matters that are material to us and our shareholders. In some cases, we will need to disclose material agreements or results of financial operations that we would not be required to disclose if we were a private company. Our competitors may have access to this information, which would otherwise be confidential. This may give them advantages in competing with us. Similarly, as a U.S.-listed public company, we will be governed by U.S. laws that our non-publicly traded competitors are not required to follow. To the extent compliance with U.S. laws increases our expenses or decreases our competitiveness against such companies, our public listing could affect our results of operations.

As an exempted company incorporated in the Cayman Islands, we are permitted to follow certain home country practices in relation to corporate governance matters in lieu of certain requirements under Nasdaq corporate governance listing rules. These practices may afford less protection to shareholders than they would enjoy if we complied fully with Nasdaq corporate governance listing standards.

As an exempted company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the corporate governance listing requirements of Nasdaq. These practices may afford less protection to Shareholders than they would enjoy if we complied fully with corporate governance listing requirements of Nasdaq. Following this offering, we will rely on home country practice to be exempted from certain of the corporate governance requirements of Nasdaq, namely; (i) there will not be a necessity to have regularly scheduled executive sessions with independent Directors; and (ii) there will be no requirement for the Company to obtain Shareholder approval prior to an issuance of securities in connection with (a) the acquisition of stock or assets of another company; (b) equity-based compensation of officers, directors, employees or consultants: (c) a change of control; and (d) transactions other than public offerings.

We are an emerging growth company within the meaning of the Securities Act and may take advantage of certain reduced reporting requirements.

We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from various requirements applicable to other public companies that are not emerging growth companies including, most significantly, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act for so long as we are an emerging growth company. As a result, if we elect not to comply with such auditor attestation requirements, our investors may not have access to certain information they may deem important.

The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the extended transition period, although we have adopted certain new and revised accounting standards based on transition guidance permitted under such standards earlier. As a result of this election, our future financial statements may not be comparable to other public companies that comply with the public company effective dates for these new or revised accounting standards.

We are a foreign private issuer within the meaning of the Exchange Act, and as such we are exempt from certain provisions applicable to U.S. domestic public companies.

Because we are a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including:

●	the rules under the Exchange Act requiring the filing of quarterly reports on Form 10-Q or current reports on Form 8-K with the SEC;

●	the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act;

●	the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

●	the selective disclosure rules by issuers of material non-public information under Regulation FD.

We are required to file an annual report on Form 20-F within four months of the end of each financial year. In addition, we intend to publish our financial results on a semi-annual basis through press releases distributed pursuant to the rules and regulations of the Nasdaq Capital Market. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information that would be made available to you if you were investing in a U.S. domestic issuer.

We may lose our foreign private issuer status in the future, which could result in significant additional costs and expenses to us.

As discussed above, we are a foreign private issuer under the Exchange Act, and therefore, we are not required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act. The determination of foreign private issuer status is made annually on the last Business Day of an issuer’s most recently completed second financial quarter, and, accordingly, the next determination will be made with respect to us on June 30, 2027. In the future, we would lose our foreign private issuer status if (1) more than 50% of our outstanding voting securities are owned by U.S. residents and (2) a majority of our Directors or executive officers are U.S. citizens or residents, or we fail to meet additional requirements necessary to avoid the loss of foreign private issuer status. If we lose our foreign private issuer status, we will be required to file with the SEC periodic reports and registration statements on U.S. domestic issuer forms, which are more detailed and extensive than the forms available to a foreign private issuer. We will also have to comply with U.S. federal proxy requirements, and our officers, Directors and 10% shareholders will become subject to the short-swing profit disclosure and recovery provisions of Section 16 of the Exchange Act. In addition, we will lose our ability to rely upon exemptions from certain corporate governance requirements under the listing rules of Nasdaq. As a U.S. listed public company that is not a foreign private issuer, we would incur significant additional legal, accounting, and other expenses that we would not otherwise incur as a foreign private issuer.

We have incurred and will continue to incur significantly increased costs and have devoted and will continue to devote substantial management time as a result of being a public company and the listing of our Class A Ordinary Shares on Nasdaq.

We have incurred and will continue to incur additional legal, accounting, and other expenses as a public reporting company, particularly after we cease to qualify as an emerging growth company. For example, we are required to comply with the additional requirements of the rules and regulations of the SEC and the Nasdaq rules, including applicable corporate governance practices. We expect that compliance with these requirements will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. In addition, we expect that our management and other personnel will need to divert attention from operational and other business matters to devote substantial time to these public company requirements. We cannot predict or estimate the number of additional costs we may incur as a result of becoming a public company or the timing of such costs.

In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs, and making some activities more time-consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidelines are provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may also initiate legal proceedings against us, and our business may be adversely affected.

We are an “emerging growth company,” as defined in the JOBS Act and will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of this offering, (b) in which we have total annual gross revenue of at least $1.235 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our Class A Ordinary Shares that is held by non-affiliates exceeds $700 million as of the prior June 30, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 in the assessment of the emerging growth company’s internal control over financial reporting and permission to delay adopting new or revised accounting standards until such time as those standards apply to private companies.

After we are no longer an “emerging growth company,” or until five years following the completion of our initial public offering, whichever is earlier, we expect to incur significant additional expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 and the other rules and regulations of the SEC. For example, as a public company, we have been required to increase the number of independent directors and adopt policies regarding internal controls and disclosure controls and procedures.

We are currently evaluating and monitoring developments with respect to these rules and regulations, and we cannot predict or estimate with any degree of certainty the amount of additional costs we may incur or the timing of such costs.

Nasdaq may apply additional and more stringent criteria for our continued listing since our insiders hold a large portion of our listed securities.

Nasdaq Listing Rule 5101 provides Nasdaq with broad discretionary authority over the continued listing of securities on Nasdaq and Nasdaq may use such discretion to deny continued listing, apply additional or more stringent criteria for the continued listing of particular securities, or suspend or delist particular securities based on any event, condition, or circumstance that exists or occurs that makes continued listing of the securities on Nasdaq inadvisable or unwarranted in the opinion of Nasdaq, even though the securities meet all enumerated criteria for continued listing on Nasdaq. In addition, Nasdaq has used its discretion to deny continued listing or to apply additional and more stringent criteria in the instances, including: (i) where the company engaged an auditor that has not been subject to an inspection by the PCAOB, an auditor that PCAOB cannot inspect, or an auditor that has not demonstrated sufficient resources, geographic reach, or experience to adequately perform the company’s audit; (ii) where the company planned a small public offering, which would result in insiders holding a large portion of the company’s listed securities; and (iii) where the company did not demonstrate sufficient nexus to the U.S. capital market, including having no U.S. shareholders, operations, or members of the board of directors or management. Since our insiders hold a large portion of our listed securities, Nasdaq may apply additional and more stringent criteria for our continued listing, which may cause delay or even denial of our listing application.

Shares eligible for future sale may adversely affect the market price of our Class A Ordinary Shares, as the future sale of a substantial number of outstanding Class A Ordinary Shares in the public marketplace could reduce the price of our Class A Ordinary Shares.

The market price of our Class A Ordinary Shares could decline as a result of sales of substantial amounts of our shares in the public market, or the perception that these sales could occur. In addition, these factors could make it more difficult for us to raise funds through future offerings of our Class A Ordinary Shares. All of the shares sold in the offering will be freely transferable without restriction or further registration under the Securities Act. The remaining outstanding shares will be “restricted securities” as defined in Rule 144. These shares may be sold without registration under the Securities Act to the extent permitted by Rule 144 or other exemptions under the Securities Act.

Our Amended and Restated Memorandum and Articles of Association contain anti-takeover provisions that could discourage a third party from acquiring us, which could limit our shareholders’ opportunity to sell their shares at a premium.

Our Amended and Restated Memorandum and Articles of Association contain provisions to limit the ability of others to acquire control of our company or cause us to engage in change-of-control transactions. These provisions could have the effect of depriving our shareholders of an opportunity to sell their shares at a premium over prevailing market prices by discouraging third parties from seeking to obtain control of our company in a tender offer or similar transaction. For example, our board of directors has the authority, without further action by our shareholders, to issue shares (including preferred shares) and to determine the designations, powers, preferences, privileges and other rights attaching to such shares, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights associated with our Class A Ordinary Shares.

Our dual-class share structure concentrates voting power with our principal shareholder, which will limit your ability to influence corporate matters, and we will cease to be a “controlled company” upon completion of this offering if all of the Class A Ordinary Shares offered hereby are sold.

Each Class B Ordinary Share is entitled to fifty (50) votes and each Class A Ordinary Share is entitled to one (1) vote. As of the date of this prospectus, SSL holds approximately 90.7% of the aggregate voting power of our issued and outstanding ordinary shares, and we are a “controlled company” within the meaning of Nasdaq Listing Rule 5615(c). Assuming the sale of all 15,000,000 Class A Ordinary Shares offered hereby, SSL will hold approximately 35.0% of the aggregate voting power immediately after this offering. If we sell fewer than all of the Class A Ordinary Shares offered hereby, SSL may continue to hold a majority of the aggregate voting power and we may remain a “controlled company.” Even after this offering, SSL will continue to have significant influence over matters requiring shareholder approval, including the election of directors, amendments to our memorandum and articles of association and significant corporate transactions. In addition, our authorized share capital includes 20,000,000 Class B Ordinary Shares, of which 166,667 are issued and outstanding. Our board of directors may issue additional Class B Ordinary Shares without further shareholder approval, subject to applicable Nasdaq rules, and any such issuance would further dilute the voting power of holders of our Class A Ordinary Shares. Upon ceasing to be a controlled company, we will be required to comply with the Nasdaq corporate governance requirements from which controlled companies are exempt, subject to the transition periods set forth in Nasdaq Listing Rule 5615(c)(3), including the requirements that a majority of our board of directors be independent and that our compensation committee and nominating and corporate governance committee consist entirely of independent directors.

We are a defendant in two putative securities class actions, which could result in substantial costs and divert management's attention.

On July 7, 2026, a putative securities class action captioned Mundy v. Megan Holdings Limited et al., Case No. 1:26-cv-05754, was filed in the United States District Court for the Southern District of New York against Megan Holdings Limited (the “Company”), certain of its officers, its initial public offering underwriter, D. Boral Capital LLC, and its auditor, WWC, P.C. (the “Federal Court Action”). The complaint asserts claims under Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 and Rule 10b-5 thereunder, and Sections 11, 12(a)(2) and 15 of the Securities Act of 1933, on behalf of persons who purchased or otherwise acquired the Company’s securities during the alleged class period or pursuant or traceable to the offering documents for the Company’s initial public offering. The complaint alleges, among other things, materially false or misleading statements and omissions concerning an alleged market-manipulation and fraudulent promotional scheme involving the Company’s securities, related trading risks, the underwriter’s involvement in other initial public offerings, and weaknesses in the Company’s internal controls over financial reporting. The plaintiff seeks, among other relief, compensatory damages, rescission or rescissory damages, interest, and attorneys’ fees and costs.

On July 23, 2026, a putative securities class action captioned Morales et al. v. Hitek Global Inc. et al., Index No. 159271/2026, was filed in the Supreme Court of the State of New York, County of New York, against the Company, numerous other issuer defendants, certain underwriters, and related individuals (the “State Court Action” and, together with the Federal Court Action, the “Actions”). The complaint similarly asserts claims under Sections 11, 12(a)(2) and 15 of the Securities Act of 1933 arising from the defendants’ respective initial public offerings and alleges, among other things, that the applicable registration statements and prospectuses omitted material information relating to alleged market-manipulation risks and underwriter compliance deficiencies. The plaintiffs seek, among other relief, compensatory damages, rescission or rescissory damages, attorneys’ fees and costs, and equitable relief.

The summons and complaints of the Actions were served on our process agent. The Company has engaged legal counsel to review the merits of the claim, and believes that the claims asserted against it in the Actions are without merit and intends to defend itself vigorously. There have been no substantive developments in either Action other than scheduling matters. In the Federal Court Action, the court has ordered the lead plaintiffs to file an amended complaint by December 21, 2026. The Company intends to move to dismiss the amended complaint. In the State Court Action, the court has not established a schedule for the filing of an amended complaint or for motions to dismiss.

Securities litigation of this nature is expensive to defend regardless of outcome and may divert the attention of our management and other resources from our business. An adverse outcome could result in substantial damages, and claims under Sections 11 and 12(a)(2) do not require a showing of intent. In addition, the underwriters of our initial public offering may seek indemnification or contribution from us under the underwriting agreement with respect to the action, which could result in additional costs to us regardless of whether we remain a defendant. We maintain directors' and officers' liability insurance, but that coverage may be insufficient to cover our defense costs or any liability, and the existence of the action may increase the cost or reduce the availability of such insurance.

USE OF PROCEEDS

Based upon an offering price of $0.50 per Class A Ordinary Share, we estimate that we will receive gross proceeds from this offering of approximately US$7,500,000, and net proceeds of approximately US$6,720,797 after deducting placement agent fees and estimated offering expenses of approximately $779,203 payable by us. However, because this is a best-efforts offering and there is no minimum offering amount required as a condition to the closing of this offering, the actual offering amount, and the net proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth on the cover page of this prospectus.

We intend to use the net proceeds of this offering as follows, and we have ordered the specific uses of proceeds in order of priority. General corporate purposes may include capital expenditures.

Description of Use	Estimated Amount of Net Proceeds
Business ventures and acquisitions	60%
General working capital	40%
Total	100%

We currently do not have any binding agreements, letters of intent or definitive arrangements with respect to any specific business venture or acquisition. Our plans for new business ventures and acquisitions are preliminary in nature and are subject to change based on market conditions, the availability of suitable opportunities and the results of our due diligence. Accordingly, the timing, size and nature of any such transactions have not been determined at this time, and there can be no assurance that we will complete any particular business venture or acquisition. We have not identified any specific business venture or acquisition target.

The actual allocation of proceeds realized from this offering will depend upon our operating revenue, cash position, our working capital requirements. We cannot currently allocate specific percentages of the net proceeds to us from this offering that we may use for these purposes. Therefore, as of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds to be received upon the completion of this offering. Accordingly, we will have discretion in the application of the net proceeds, and investors will be relying on our judgment regarding the application of the proceeds of this offering. Pending our use of the net proceeds from this offering, we intend to invest the net proceeds in a variety of capital preservation investments, including short-term, investment-grade, interest-bearing instruments and U.S. government securities.

A $0.10 increase (decrease) in the offering price of US$0.50 per Class A Ordinary Share, which is the offering price set forth on the cover page of this prospectus, would increase (decrease) the net proceeds to us from this offering by approximately $1,395,000 assuming the number of Class A Ordinary Shares, offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated offering expenses payable by us.

DIVIDEND POLICY

Except as disclosed below, we have never declared or paid any cash dividends on our Class A Ordinary Shares. We anticipate that we will retain any earnings to support operations and to finance the growth and development of our business. Therefore, we do not expect to pay cash dividends in the foreseeable future.

The board of Directors may from time to time declare dividends (including interim dividends) and distributions on shares of the Company outstanding and authorize payment of the same out of the funds of the Company lawfully available therefor. In addition to the foregoing and subject to any rights and restrictions for the time being attached to any shares, the Company by ordinary resolution may declare dividends (including interim dividends) and distributions on shares of the Company, but no dividend or distribution shall exceed the amount recommended by the Directors. Under Cayman Islands law, a Cayman Islands company may pay a dividend either out of profit or share premium account, provided that in no circumstances may a dividend be paid if the dividend payment would result in the company being unable to pay its debts as they fall due in the ordinary course of business. Even if our board of directors decides to pay dividends, the form, frequency, and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions, and other factors that the board of directors may deem relevant. Cash dividends on our Class A Ordinary Shares, if any, will be paid in U.S. dollars.

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2026:

●	on an actual basis;

●	on a pro forma, as adjusted basis to reflect the Authorized Share Capital Increase approved by our shareholders on October 19, 2026; and

●	on a pro forma, as further adjusted basis to reflect the issuance and sale of 15,000,000 Class A Ordinary Shares in this offering at an public offering price of US$0.50 per Class A Ordinary Share, after deducting placement agent discounts and estimated offering expenses payable by us.

The as adjusted information below is illustrative only, and our capitalization following the completion of this offering is subject to adjustment based on the actual net proceeds to us from the offering. You should read this capitalization table in conjunction with “Use of Proceeds” appearing elsewhere in this prospectus and the “Operating and Financial Review and Prospectus” and the audited consolidated financial statements and the related notes for the fiscal years ended December 31, 2025, 2024 and 2023 in the report on Form 20-F filed with the SEC on May 15, 2026, and the unaudited interim condensed consolidated financial statements and the related notes for the six months ended June 30, 2026 in the report on Form 6-K furnished to the SEC on September 28, 2026.

Shareholders’ Equity	Actual unaudited as of June 30, 2026	Pro Forma as Adjusted	Pro Forma, as Further Adjusted
	US$	US$	US$

Class A Ordinary Shares, par value US$0.003 per share and 15,000,000 shares authorized on an actual basis (par value US$0.003 per share and 180,000,000 shares authorized on a pro forma and pro forma, as further adjusted basis), 1,066,667 Class A Ordinary Shares outstanding on an actual basis, 1,066,700 Class A Ordinary Shares outstanding on a pro forma basis and 16,066,700 Class A Ordinary Shares outstanding on a pro forma, as further adjusted basis	3,263	3,263	48,263
Class B Ordinary Shares, par value US$0.003 per share and 1,666,667 shares authorized on an actual basis (par value US$0.003 per share and 20,000,000 shares authorized on a pro forma and pro forma, as further adjusted basis), 166,667 Class B Ordinary Shares outstanding on an actual basis and 166,667 Class B Ordinary Shares outstanding on a pro forma and pro forma, as further adjusted basis	510	510	510
Additional paid-in capital	10,564,347	10,564,347	17,240,144
Retained earnings	7,190,612	7,190,612	7,190,612

Equity attributable to owners of the Company	17,758,732	17,758,732	24,479,529
Non-controlling interest	2	2	2
Total Equity	17,758,734	17,758,734	24,479,531

Indebtedness
Bank loan	73,521	73,521	73,521
Lease liabilities	27,281	27,281	27,281
Amount due to a director	1,719	1,719	1,719
Total Indebtedness	102,521	102,521	102,521
Total Capitalization	17,861,255	17,861,255	24,582,052

Type of Debts	Securities	Terms of repayments	Annual interest rate	Actual	Pro forma and Pro forma, As adjusted
				US$	US$
Bank loan	Director’s personal guarantee, a freehold property and assignment over an insurance	10 years starting from December 2023	4.65%	73,521	73,521
Lease Liabilities	Director’s personal guarantee	5 years starting from July 2024	3.20%	27,281	27,281
Amount due to a director	Not secured	Repayable on demand	Nil	1,719	1,719
Total Indebtedness				102,521	102,521

DILUTION

If you invest in our Class A Ordinary Shares, the net tangible book value per ordinary share attributable to your investment will differ from the public offering price you pay. Because the public offering price per Class A Ordinary Share is below our net tangible book value per ordinary share, investors purchasing Class A Ordinary Shares in this offering will experience an immediate increase in net tangible book value per share, and our existing shareholders will experience an immediate decrease in net tangible book value per share. Our net tangible book value attributable to shareholders at June 30, 2026 was US$17,758,734 or approximately US$14.40 per ordinary share. Net tangible book value per ordinary share as of June 30, 2026 represents the amount of total assets less intangible assets and total liabilities, divided by the total number of ordinary shares outstanding, comprising 1,066,667 Class A Ordinary Shares and 166,667 Class B Ordinary Shares, as adjusted to reflect the July 2026 Share Consolidation. Our pro forma net tangible book value attributable to shareholders at June 30, 2026 was US$17,758,734 or approximately US$14.40 per ordinary share. Pro forma net tangible book value per ordinary share as of June 30, 2026 represents the amount of total assets less intangible assets and total liabilities, divided by the total number of ordinary shares outstanding and gives effect to the pro forma adjustments described in “Capitalization”.

Our pro forma as adjusted net tangible book value as of June 30, 2026 gives effect to the sale of 15,000,000 Class A Ordinary Shares upon completion of the offering at the offering price of US$0.50 per Class A Ordinary Share, after deducting placement agent fees and estimated offering expenses. Our pro forma as adjusted net tangible book value as of June 30, 2026 will be approximately US$24,479,531, or US$1.51 per ordinary share. This represents an immediate decrease in net tangible book value of US$12.89 per ordinary share to existing shareholders and an immediate increase in net tangible book value of US$1.00 per ordinary share to investors purchasing Class A Ordinary Shares in this offering.

The following table sets forth the estimated net tangible book value per ordinary share after the offering and the dilution to persons purchasing Class A Ordinary Shares based on the foregoing offering assumptions.

Offering price per Class A Ordinary Share	US$	0.50
Net tangible book value per ordinary share as of June 30, 2026	US$	14.40
Pro forma net tangible book value per ordinary share as of June 30, 2026	US$	14.40
Decrease in net tangible book value per ordinary share to existing shareholders attributable to this offering	US$	[(12.89	])
Pro forma as adjusted net tangible book value per ordinary share as of June 30, 2026	US$	1.51
Immediate increase in net tangible book value per ordinary share to new investors in this offering	US$	1.00

Pro forma as adjusted net tangible book value as of June 30, 2026, is calculated as follows:

Total assets	US$	39,766,228
Total tangible assets	US$	39,766,228
Less: Total liabilities	US$	(22,007,494)
Net tangible book value as of June 30, 2026	US$	17,758,734

The pro forma as adjusted information as discussed above is illustrative only. Our pro forma, as adjusted net tangible book value following the completion of this offering is subject to adjustment based on the actual number of Class A Ordinary Shares sold in this offering and the actual offering price of our Class A Ordinary Shares and other terms of this offering determined at the pricing.

Each $0.10 increase (decrease) in the public offering price of $0.50 per Class A Ordinary Share would increase (decrease) the pro forma as adjusted net tangible book value per ordinary share after this offering by approximately $0.09, and would decrease (increase) the immediate increase in net tangible book value per share to new investors purchasing Class A Ordinary Shares in this offering by approximately $0.01, assuming the number of Class A Ordinary Shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting placement agent fees and estimated offering expenses payable by us.

If we only sell 75%, 50% or 25% of the maximum offering amount, our pro forma as adjusted net tangible book value per ordinary share after this offering would be approximately $1.82, $2.40 or $3.86, respectively, and the immediate increase in net tangible book value per share to new investors purchasing Class A Ordinary Shares in this offering would be approximately $1.32, $1.90 or $3.36, respectively, assuming fixed offering expenses of approximately $254,203.

DESCRIPTION OF SHARE CAPITAL

The following description of our share capital and provisions of our Amended and Restated Memorandum and Articles of Association are summaries and do not purport to be complete. Reference is made to our Amended and Restated Memorandum and Articles of Association, copies of which are filed as an exhibit to the registration statement of which this prospectus is a part (and which is referred to in this section as, respectively, the “memorandum” and the “articles”).

We were incorporated as an exempted company with limited liability under the Companies Act on December 7, 2022. A Cayman Islands exempted company:

●	is a company that conducts its business mainly outside the Cayman Islands;

●	is prohibited from trading in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the exempted company carried on outside the Cayman Islands (and for this purpose can effect and conclude contracts in the Cayman Islands and exercise in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands);

●	does not have to hold an annual general meeting;

●	does not have to make its register of members open to inspection by shareholders of that company;

●	may obtain an undertaking against the imposition of any future taxation;

●	may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

●	may register as a limited duration company; and

●	may register as a segregated portfolio company.

Class A Ordinary Shares

As of the date of this prospectus, our authorized share capital is US$600,000 divided into 200,000,000 shares of a par value of US$0.003 each, comprising (a) 180,000,000 class A ordinary shares of a par value of US$0.003 each and (b) 20,000,000 class B ordinary shares of a par value of US$0.003 each.

Subject to the provisions of the Amended and Restated Memorandum and Articles of Association relating to shares, the shares shall be at the disposal of the Directors and they may (subject to the provisions of the Companies Act) allot, issue, grant options over or otherwise dispose of shares of the Company (including fractions of a share) with or without preferred, deferred or other special rights or restrictions, whether in regard to dividend, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper, but so that no share shall be issued at a discount, except in accordance with the provisions of the Companies Act, and so that in the case of shares offered to the public for subscription the amount payable on application on each share shall not be less than such percentage of the nominal amount of the share as shall be determined by the Directors.

At the completion of this offering, there will be 16,066,700 Class A Ordinary Shares issued and outstanding, assuming all 15,000,000 Class A Ordinary Shares offered hereby are sold held by at least 300 unrestricted round lot shareholders and beneficial owners which is the minimum requirement by the Nasdaq Capital Market. Class A Ordinary Shares sold in this offering will be delivered against payment from the investor upon the closing of the offering in New York, New York, on or about October 29, 2026.

Listing

Our Class A Ordinary Shares are listed on the Nasdaq Capital Market under the symbol “MGN”.

Transfer Agent and Registrar

The transfer agent and registrar for our Class A Ordinary Shares is Vstock Transfer, at 18 Lafayette Pl, Woodmere, NY 11598, USA.

Dividends

The Directors may from time to time declare dividends (including interim dividends) and distributions on shares of the Company outstanding and recognize payment of the same out of the funds of the Company lawfully available therefor. In addition to the foregoing and subject to any rights and restrictions for the time being attached to any shares, the Company by ordinary resolution may declare dividends (including interim dividends) and distributions on shares of the Company, but no dividend or distribution shall exceed the amount recommended by the Directors.

Under Cayman Islands law, a Cayman Islands company may pay a dividend either out of profit or share premium account, provided that in no circumstances may a dividend be paid if the dividend payment would result in the company being unable to pay its debts as they fall due in the ordinary course of business. The Directors may declare that any dividend or distribution may be paid either wholly or partly by the distribution of specific assets and, in particular, of paid-up shares or debentures of any other company or in any one or more of such ways.

No dividend shall bear interest against the Company.

Voting Rights

Holders of Class A Ordinary Shares and Class B Ordinary Shares vote together as one class on all resolutions submitted to a vote by the shareholders. Each Class A Ordinary Share entitles the holder thereof to one (1) vote on all matters subject to vote at general meetings of the Company, and each Class B Ordinary Share entitles the holder thereof to fifty (50) votes on all matters subject to vote at general meetings of the Company. At any general meeting, a resolution put to the vote of the meeting shall be decided on a poll. In the case of an equality of votes, the chairman of the meeting shall be entitled to a second or casting vote.

Each Class B Ordinary Share is convertible into one (1) Class A Ordinary Share at any time at the option of the holder thereof by written notice to the Company. Class A Ordinary Shares are not convertible into Class B Ordinary Shares under any circumstances. The creation of any pledge, charge or other encumbrance over Class B Ordinary Shares will not trigger automatic conversion unless and until it is enforced and results in a third party holding legal title to the relevant shares. Save for voting and conversion rights, the Class A Ordinary Shares and Class B Ordinary Shares rank pari passu and have the same rights, preferences, privileges and restrictions.

An ordinary resolution to be passed by the shareholders requires the affirmative vote of a simple majority of the votes cast of such members of the Company as, being entitled to do so, vote in person or, where proxies are allowed, by proxy or, in the case of corporations, by their duly authorized representatives, at a general meeting held in accordance with the memorandum and articles of association and includes a written resolution passed pursuant to the memorandum and articles of association. A resolution is a special resolution when (a) it has been passed by a majority of at least two-thirds of such members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of which notice specifying the intention to propose the resolution as a special resolution has been duly given, except that a company may in its articles of association specify that the required majority shall be a number greater than two-thirds, and may additionally so provide that any such majority (being not less than two-thirds) may differ as between matters required to be approved by a special resolution; or (b) if so authorized by its articles of association, it has been approved in writing by all of the members entitled to vote at a general meeting of the company in one or more instruments each signed by one or more of the members aforesaid, and the effective date of the special resolution so adopted shall be the date on which the instrument or the last of such instruments, if more than one, is executed. A special resolution will be required for important matters such as a change of name or making changes to the memorandum and articles of association.

Variation of Rights of Shares

If at any time the share capital of the Company is divided into different classes of shares, the rights attached to any class may, subject to any rights or restrictions for the time being attached to any class, only be materially and adversely varied with the consent in writing of the holders of two-thirds of the issued shares of that class, or with the sanction of a special resolution passed at a separate meeting of the holders of the shares of that class. The rights of the holders of shares shall not be deemed to be materially and adversely varied by the creation or issue of shares with preferred or other rights, including the creation of shares with enhanced or weighted voting rights.

The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed not to be varied by the creation or issue of further shares ranking pari passu therewith.

Alteration of Share Capital

Subject to the Cayman Companies Act, we may, by ordinary resolution:

(a)	increase the share capital by such amount as the Company in general meeting may determine, provided that if the Company has no shares of a fixed amount it may increase its share capital by such number of shares without nominal or par value or may increase the aggregate consideration for which such shares may be issued;

(b)	consolidate and divide all or any of our share capital into shares of larger amount than our existing shares;

(c)	divide its shares into several classes and attach thereto respectively any preferential, deferred, qualified or special rights, privileges, conditions or restrictions;

(d)	by subdivision of its existing shares or any of them divide the whole or any part of its share capital into shares of smaller amount than is fixed by the memorandum and articles of association provided that the proportion of any amounts unpaid on the shares shall remain unchanged;

(e)	cancel any shares that at the date of the passing of the resolution have not been taken or agreed to be taken by any person and diminish its share capital by the amount such cancelled shares, provided that if the Company has no shares of a fixed amount it may diminish the number of shares into which its capital is divided.

Without prejudice to the rights pertaining to redemption and repurchase of shares and subject to the provisions of the Companies Act, the Company may by special resolution reduce its share capital and any capital redemption reserve fund.

Pre-emption Rights

Our Amended and Restated Memorandum and Articles of Association do not contain any provisions relating to pre-emption rights and there are no statutory rights of pre-emption under Cayman Islands law.

Forfeiture or Surrender of Shares

If a shareholder fails to pay any call or instalment of a call or to make any payment required by the terms of issue on the day appointed for payment thereof, the Directors may, at any time thereafter during such time as any part of the call, instalment or payment remains unpaid, give notice requiring payment of so much of the call, instalment or payment as is unpaid, together with any interest which may have accrued and all expenses that have been incurred by the Company by reason of such non-payment. Such notice shall name a day (not earlier than the expiration of fourteen days from the date of giving of the notice) on or before which the payment required by the notice is to be made, and shall state that, in the event of non-payment at or before the time appointed the shares in respect of which such notice was given will be liable to be forfeited.

If the requirements of any such notice as aforesaid are not complied with, any share in respect of which the notice has been given may at any time thereafter, before the payment required by the notice has been made, be forfeited by a resolution of the Directors to that effect. Such forfeiture shall include all dividends declared in respect of the forfeited share and not actually paid before the forfeiture.

A forfeited share may be sold or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale or disposition the forfeiture may be cancelled on such terms as the Directors think fit.

A person whose shares have been forfeited shall cease to be a shareholder in respect of the forfeited shares, but shall, notwithstanding, remain liable to pay to the Company all monies which, at the date of forfeiture were payable by him to the Company in respect of the shares together with interest thereon, but his liability shall cease if and when the Company shall have received payment in full of all monies whenever payable in respect of the shares.

A certificate in writing under the hand of one Director or the secretary of the Company that a share in the Company has been duly forfeited on a date stated in the declaration shall be conclusive evidence of the fact therein stated as against all persons claiming to be entitled to the share. The Company may receive the consideration given for the share on any sale or disposition thereof and may execute a transfer of the share in favour of the person to whom the share is sold or disposed of and he shall thereupon be registered as the holder of the share and shall not be bound to see to the application of the purchase money, if any, nor shall his title to the share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the share.

The provisions of the Amended and Restated Memorandum and Articles of Association as to forfeiture shall apply in the case of non-payment of any sum which, by the terms of issue of a share, becomes payable at a fixed time, whether on account of the nominal value of the share or by way of premium as if the same had been payable by virtue of a call duly made and notified.

Share Premium Account

The Company may upon the recommendation of the directors by ordinary resolution authorise the directors to capitalise any sum standing to the credit of any of the Company’s reserve accounts (including share premium account and capital redemption reserve fund) or any sum standing to the credit of profit and loss account or otherwise available for distribution and to appropriate such sum to shareholders in the proportions in which such sum would have been divisible amongst them had the same been a distribution of profits by way of dividend and to apply such sum on their behalf in paying up in full unissued shares for allotment and distribution credited as fully paid up to and amongst them in the proportion aforesaid.

Redemption and Purchase of Own Shares

Subject to the provisions of the Companies Act and the Amended and Restated Memorandum and Articles of Association, shares may be issued on the terms that they are to be redeemed or are liable to be redeemed at the option of the Company or the holder, on such terms and in such manner as may be determined by the board of directors before the issue of such shares.

Subject to the provisions of the Companies Act and the Amended and Restated Memorandum and Articles of Association, the Company may purchase its own shares (including any redeemable shares) on such terms and in such manner as have been approved by the board of directors or are otherwise authorized by the Amended and Restated Memorandum and Articles of Association, and may make payment in respect of such purchase in any manner permitted by the Companies Act, including out of capital.

Transfer of Shares

Provided that a transfer of Class A Ordinary Shares complies with applicable rules of the Nasdaq Capital Market, a shareholder may transfer Class A Ordinary Shares to another person by completing an instrument of transfer in a common form or, with respect to Class A Ordinary Shares, in a form prescribed by Nasdaq, or in any other form approved by the directors:

Where the Class A Ordinary Shares in question are not listed on or subject to the rules of the Nasdaq Capital Market, our board of directors may, in its absolute discretion, decline to register any transfer of any ordinary share without assigning any reason therefor.

If our directors refuse to register a transfer, they are required, within two months after the date such refusal, to send to each of the transferor and the transferee notice of such refusal.

The registration of transfers may, on 14 calendar days’ notice being given by advertisement in such one or more newspapers or by electronic means, be suspended and our register of members closed at such times and for such periods as our board of directors may from time to time determine. The registration of transfers, however, may not be suspended, and the register may not be closed, for more than 30 days in any year.

Inspection of Books and Records

Holders of our Class A Ordinary Shares will have no general right under Cayman Islands law to inspect or obtain copies of our register of members or our corporate records (save for our register of mortgages and charges, our memorandum and articles of association and special resolutions of our shareholders). Under Cayman Islands law, the names of current directors of our Company can be obtained from a search conducted at the Registrar of Companies in the Cayman Islands.

General Meetings

As a Cayman Islands exempted company, we are not obligated by the Cayman Companies Act to call shareholders’ annual general meetings; accordingly, we may, but shall not be obliged to, in each year hold a general meeting as an annual general meeting. Any annual general meeting held shall be held at such time and place as may be determined by our board of directors. All general meetings other than annual general meetings shall be called extraordinary general meetings.

The chairman or a majority of the directors may call general meetings, and they shall on the requisition of shareholders holding at the date of deposit of the requisition shares which carry in aggregate not less than one-tenth of the total number of votes attaching to all issued and outstanding shares that as at the date of the deposit carry the right to vote at general meetings of the Company, forthwith proceed to convene an extraordinary general meeting of the Company. Any such requisition must state the objects of the meeting, must be signed by the requisitionists and must be deposited at the registered office of the Company. If there are no directors as at the date of the deposit of the requisition, or if the directors do not within twenty-one days from the date of the deposit of the requisition duly proceed to convene a general meeting to be held within a further twenty-one days, the requisitionists, or any of them representing more than one-half of the total voting rights of all of them, may themselves convene a general meeting, but any meeting so convened shall not be held after the expiration of three months after the expiration of the said twenty-one days.

Subject to the provisions of the Companies Act relating to special resolutions, five days’ notice at the least (exclusive of the day on which the notice is served or deemed to be served but inclusive of the day for which the notice is given) specifying the place, the day and the hour of the general meeting and the general nature of the business shall be given in the manner hereinafter provided, or in such other manner (if any) as may be prescribed by the Company in general meeting, to such persons as are, under the Amended and Restated Memorandum and Articles of Association, entitled to receive such notices from the Company. The notice convening a meeting to pass a special resolution shall specify the intention to propose the resolution as a special resolution.

Notwithstanding that a meeting of the Company is called by shorter notice than that referred to in the Amended and Restated Memorandum and Articles of Association, it shall be deemed to have been duly convened if it is so agreed (a) in the case of an annual general meeting, by all the shareholders (or their proxies) entitled to attend and vote thereat; and (b) in the case of an extraordinary general meeting, by holders of two-thirds of the shareholders having a right to attend and vote at the meeting.

No business except for the appointment of a chairman for the meeting shall be transacted at any general meeting unless a quorum of shareholders is present at the time when the meeting proceeds to business. One or more shareholders holding shares which carry in aggregate (or representing by proxy) not less than a majority of all votes attaching to all shares in issue and entitled to vote at such general meeting, present in person or by proxy or (in the case of a shareholder being a corporation) by its duly authorized representative, shall be a quorum for all purposes. If within half an hour from the time appointed for the meeting a quorum is not present, the meeting shall be dissolved.

If within half an hour from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of shareholders, shall be dissolved and in any other case it shall stand adjourned to the same day in the next week at the same time and place or to such other time or such other place as the Directors may determine and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting the shareholders present shall be a quorum and may transact the business for which the meeting was called.

The chairman may, with the consent of any general meeting duly constituted, and shall if so directed by the meeting, adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a general meeting is adjourned for 30 days or more, notice of the adjourned meeting shall be given as in the case of an original meeting; save as aforesaid, it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned general meeting.

At any general meeting, a resolution put to the vote of the meeting shall be decided by poll. The result of the poll shall be deemed to be the resolution of the meeting.

If a poll is duly demanded it shall be taken in such manner as the chairman directs and the result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded.

In the case of an equality of votes, the chairman of the meeting shall be entitled to a second or casting vote.

Directors

Unless otherwise determined by the Company in general meeting, the number of Directors shall not be less than two, the exact number of Directors to be determined from time to time by the board of directors.

A director may be appointed by ordinary resolution or by the directors. Any appointment may be to fill a vacancy or as an additional director.

The directors shall be entitled to such remuneration as the directors may determine.

A director is not required to hold any shares in the Company by way of qualification.

Our Amended and Restated Memorandum and Articles of Association do not contain term limits for director appointments.

A director may be removed by ordinary resolution.

A director may at any time resign or retire from office by giving us notice in writing. Unless the notice specifies a different date, the director shall be deemed to have resigned on the date that the notice is delivered to us.

Subject to the provisions of the Amended and Restated Memorandum and Articles of Association, the office of a director shall be vacated if the director:

(a)	becomes bankrupt or makes any arrangement or composition with his creditors;

(b)	dies or is found to be or becomes of unsound mind;

(c)	resigns his office by notice in writing to the Company;

(d)	without special leave of absence from the Board, is absent from meetings of the Board for three consecutive meetings and the Board resolves that his office be vacated;

(e)	is prohibited by law from being a director; or

(f)	is removed from office pursuant to any other provision of the Articles.

Each of the compensation committee and the nominating and corporate governance committee shall consist of at least three directors and the majority of the committee members shall be independent within the meaning of Section 5605(a)(2) of the Nasdaq listing rules. The audit committee shall consist of at least three directors, all of whom shall be independent within the meaning of Section 5605(a)(2) of the Nasdaq listing rules and will meet the criteria for independence set forth in Rule 10A-3 or Rule 10C-1 of the Exchange Act.

Powers and Duties of Directors

Subject to the provisions of the Cayman Companies Act and our Amended and Restated Memorandum and Articles of Association, our business shall be managed by the directors, who may exercise all our powers. No prior act of the directors shall be invalidated by any subsequent alteration of our memorandum or articles of association. To the extent allowed by the Cayman Companies Act and applicable law, however, shareholders may by special resolution validate any prior or future act of the directors which would otherwise be in breach of their duties.

The directors from time to time and at any time may establish any committees, local boards or agencies for managing any of the affairs of the Company and may appoint any persons to be members of such committees or local boards or any managers or agents and may fix their remuneration.

The Directors from time to time and at any time may delegate to any such committee, local board, manager or agent any of the powers, authorities and discretions for the time being vested in the Direct41ecognizeay authorise the members for the time being of any such local board, or any of them to fill up any vacancies therein and to act notwithstanding vacancies and any such appointment or delegation may be made on such terms and subject to such conditions as the Directors may think fit and the Directors may at any time remove any person so appointed and may annul or vary any such delegation, but no person dealing in good faith and without notice of any such annulment or variation shall be affected thereby.

The directors may from time to time and at any time by powers of attorney appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the directors, to be the attorney or attorneys of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the directors under our articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorneys as the directors may think fit and may also authorize any such attorney to delegate all or any of the powers, authorities and discretions vested in him.

The directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof and to issue debentures, debenture stock and other securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

No Director or officer of the Company shall be disqualified by his office from holding any office or place of profit under the Company or under any company in which the Company shall be a member or otherwise interested, or from contracting or dealing with the Company either as vendor, purchaser or otherwise, nor shall any such contract, or any contract or arrangement entered into by or on behalf of the Company in which any Director or officer shall be in any way interested, be avoided, nor shall any Director or officer be liable to account to the Company for any profit arising from any such office or place of profit or realized by any such contract or arrangement by reason only of such Director or officer holding that office or of the fiduciary relations thereby established, but it is declared that the nature of his interest must be disclosed by him at the meeting of the Directors at which the contract or arrangement is taken into consideration if his interest then exists, or in any other case at the first meeting of the Directors after the acquisition of his interest. A general notice of disclosure or otherwise contained in the minutes of the meeting that a Director or officer is a member of any specified firm or company, and is to be regarded as interested in all transactions with that firm or company, shall be a sufficient disclosure as regards such Director or officer and the said transactions, and after such general notice it shall not be necessary for such Director or officer to give a special notice relating to any particular transaction with that firm or company.

Capitalization of Profits

Subject to the Companies Act, the directors may resolve to capitalize any sum standing to the credit of any of the Company’s reserves (including share premium account, capital redemption reserve and profit and loss account) which is available for distribution, appropriate such sum to shareholders in proportion to the nominal amount of shares held by them and apply such sum on their behalf in paying up amounts unpaid on their shares or in paying up in full unissued shares or debentures to be allotted to them credited as fully paid. The directors may also resolve to capitalize such reserves in paying up in full unissued shares to be allotted and issued to employees (including directors) or service providers of the Company or its affiliates, or to any trustee or administrator, under any share incentive scheme or employee benefit scheme adopted or approved by the directors or shareholders. The directors may make such arrangements as they think fit to resolve any difficulty arising in the distribution of a capitalized reserve, including in relation to fractions, and may authorize any person to enter into an agreement with the Company on behalf of all the shareholders concerned, which shall be effective and binding on all such shareholders.

Liquidation Rights

If the Company shall be wound up the liquidator may, with the sanction of a special resolution of the Company and any other sanction required by the Companies Act, divide amongst the members in specie or kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may for such purpose set such value as he deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the shareholders or different classes of shareholders. The liquidator may with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the contributories as the liquidator, with the like sanction, shall think fit, but so that no shareholder shall be compelled to accept any shares or other securities whereon there is any liability.

The directors have the authority to present a petition for our winding up to the Grand Court of the Cayman Islands on our behalf without the sanction of a resolution passed at a general meeting.

Register of Members

Under the Cayman Companies Act, we must keep a register of members and there should be entered therein:

●	the names and addresses of the members of the company, a statement of the shares held by each member, which: distinguishes each share by its number (so long as the share has a number); confirms the amount paid, or agreed to be considered as paid, on the shares of each member; confirms the number and category of shares held by each member; and confirms whether each relevant category of shares held by a member carries voting rights under the memorandum and articles of association, and if so, whether such voting rights are conditional;

●	the date on which the name of any person was entered on the register as a member; and

●	the date on which any person ceased to be a member.

For these purposes, “voting rights” means rights conferred on shareholders, including the right to appoint or remove directors, in respect of their shares to vote at general meetings of the company on all or substantially all matters. A voting right is conditional where the voting right arises only in certain circumstances.

Under the Cayman Companies Act, the register of members of our Company is prima facie evidence of the matters set out therein (that is, the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a shareholder registered in the register of members is deemed as a matter of the Cayman Companies Act to have legal title to the shares as set against its name in the register of members. Upon the completion of this offering, the register of members will be immediately updated to record and give effect to the issuance of shares by us to the custodian or its nominee. Once our register of members has been updated, the shareholders recorded in the register of members will be deemed to have legal title to the shares set against their name.

If the name of any person is incorrectly entered in or omitted from our register of members, or if there is any default or unnecessary delay in entering on the register the fact of any person having ceased to be a shareholder of our company, the person or shareholder aggrieved (or any shareholder of our Company or our Company itself) may apply to the Grand Court of the Cayman Islands for an order that the register be rectified, and the Court may either refuse such application or it may, if satisfied of the justice of the case, make an order for the rectification of the register.

Differences in Corporate Law

The Cayman Companies Act is derived, to a large extent, from the older Companies Acts of England and Wales but does not follow recent United Kingdom statutory enactments, and accordingly there are significant differences between the Cayman Companies Act and the current Companies Act of England and Wales. In addition, the Cayman Companies Act differs from laws applicable to United States corporations and their shareholders.

Mergers and Similar Arrangements

The Cayman Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property, and liabilities in one of such companies as the surviving company, and (b) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The plan must be filed with the Registrar of Companies together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company, and an undertaking that a copy of the certificate of merger or consolidation will be given to the shareholders and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

A merger between a Cayman Islands parent company and its Cayman Islands subsidiaries or subsidiaries does not require authorization by a resolution of shareholders. For this purpose, a subsidiaries is a company of which at least 90% of the issued shares entitled to vote are owned by the parent company.

The consent of each holder of a fixed or floating security interest of a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Except in certain limited circumstances, a dissenting shareholder of a Cayman Islands constituent company is entitled to payment of the fair value of his or her shares upon dissenting from a merger or consolidation. The exercise of such dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, except for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must, in addition, represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

(a)	the statutory provisions as to the required majority vote have been met;

(b)	the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

(c)	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

(d)	the arrangement is not one that would more properly be sanctioned under some other provision of the Cayman Companies Act.

When a takeover offer is made and accepted by holders of 90% of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction is thus approved, or if a takeover offer is made and accepted, a dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits

In principle, we will normally be the proper plaintiff to sue for a wrong done to us as a company, and as a general rule, a derivative action may not be brought by a minority shareholder. However, based on English law authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands courts can be expected to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) so that a non-controlling shareholder may be permitted to commence a class action against or derivative actions in the name of the company to challenge:

(a)	an act which is illegal or ultra vires with respect to the company and is therefore incapable of ratification by the shareholders;

(b)	an act which, although not ultra vires, requires authorization by a qualified (or special) majority (that is, more than a simple majority) which has not been obtained; and

(c)	an act which constitutes a “fraud on the minority” where the wrongdoers are themselves in control of the company.

Indemnification of Directors and Executive Officers and Limitation of Liability

The Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our Amended and Restated Memorandum and Articles of Association provide that every Director (including any alternate Director), Secretary, assistant Secretary, or other officer for the time being and from time to time of the Company (but not including the Company’s auditors) and the personal representatives of the same shall be indemnified and secured harmless against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such person, other than by reason of such person’s own dishonesty, willful default or fraud, in or about the conduct of the Company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including any costs, expenses, losses or liabilities incurred by such person in defending (whether successfully or otherwise) any civil proceedings concerning the Company or its affairs in any court whether in the Cayman Islands or elsewhere.

To the extent permitted by law, we may make a payment, or agree to make a payment, whether by way of advance, loan, or otherwise, for any legal costs incurred by an existing or former director (including alternate director), secretary, or any of our officers in respect of any matter identified in above on condition that the director (including alternate director), secretary, or officer must repay the amount paid by us to the extent that it is ultimately found not liable to indemnify the director (including alternate director), the secretary, or that officer for those legal costs.

Anti-Takeover Provisions in Our Articles

Some provisions of our Amended and Restated Memorandum and Articles of Association may discourage, delay, or prevent a change in control of our company or management that shareholders may consider favorable, including provisions that authorize our board of directors to issue shares at such times and on such terms and conditions as the board of directors may decide without any further vote or action by our shareholders.

Under the Cayman Companies Act, our directors may only exercise the rights and powers granted to them under our memorandum and articles of association for what they believe in good faith to be in the best interests of our company and for a proper purpose.

Directors’ Fiduciary Duties

As a matter of Cayman Islands law, a director owes three types of duties to the company: (i) statutory duties, (ii) fiduciary duties, and (iii) common law duties. The Cayman Companies Act imposes a number of statutory duties on a director. A Cayman Islands director’s fiduciary duties are not codified, however the courts of the Cayman Islands have held that a director owes the following fiduciary duties (a) a duty to act in what the director bona fide considers to be in the best interests of the company, (b) a duty to exercise their powers for the purposes they were conferred, (c) a duty to avoid fettering his or her discretion in the future, and (d) a duty to avoid conflicts of interest and of duty. The common law duties owed by a director are those to act with skill, care, and diligence that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and, also, to act with the skill, care, and diligence in keeping with a standard of care commensurate with any particular skill they have which enables them to meet a higher standard than a director without those skills. In fulfilling their duty of care to us, our directors must ensure compliance with our memorandum and articles of association, as amended and restated from time to time. We have the right to seek damages if a duty owed by any of our directors is breached.

Shareholder Proposals

The Cayman Companies Act provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s memorandum and articles of association. Our Amended and Restated Memorandum and Articles of Association provide that the directors shall, on the requisition of shareholders holding at the date of the deposit of the requisition shares which carry in aggregate not less than one-tenth of the total number of votes attaching to all issued and outstanding shares that as at the date of the deposit carry the right to vote at general meetings of the Company, forthwith proceed to convene an extraordinary general meeting of the Company. The requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the registered office of the Company. If the directors do not within twenty-one days from the date of the deposit of the requisition duly proceed to convene a general meeting to be held within a further twenty-one days, the requisitionists, or any of them representing more than one-half of the total voting rights of all of them, may themselves convene a general meeting, but any meeting so convened shall not be held after the expiration of three months after the expiration of the said twenty-one days.

Cumulative Voting

As permitted under the Cayman Companies Act, our Amended and Restated Memorandum and Articles of Association do not provide for cumulative voting.

Removal of Directors

Subject to the provisions of our Amended and Restated Memorandum and Articles of Association (which include the removal of a director by ordinary resolution), the office of a director shall be vacated if the director: (a) becomes bankrupt or makes any arrangement or composition with his creditors; (b) dies or is found to be or becomes of unsound mind; (c) resigns his office by notice in writing to the Company; (d) without special leave of absence from the Board, is absent from meetings of the Board for three consecutive meetings and the Board resolves that his office be vacated; (e) is prohibited by law from being a director; or (f) is removed from office pursuant to any other provision of the Articles.

Transactions with Interested Shareholders

Although the Cayman Companies Act does not regulate transactions between a company and its significant shareholders, under Cayman Islands law such transactions must be entered into bona fide in the best interests of the company and for a proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding Up

Under the Cayman Companies Act and our Amended and Restated Memorandum and Articles of Association, the Company may be wound up by a special resolution of our shareholders, or if the winding up is initiated by our board of directors, by either a special resolution of our members or, if our company is unable to pay its debts as they fall due, by an ordinary resolution of our members. In addition, a company may be wound up by an order of the courts of the Cayman Islands. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Variation of Rights of Shares

Under the Cayman Companies Act and our Amended and Restated Memorandum and Articles of Association, if at any time the share capital is divided into different classes of shares, the rights attached to any class may, subject to any rights or restrictions for the time being attached to any class, only be materially and adversely varied with the consent in writing of the holders of two-thirds of the issued shares of that class, or with the sanction of a special resolution passed at a separate general meeting of the holders of the shares of that class.

Amendment of Governing Documents

Under the Cayman Companies Act, our memorandum and articles of association may only be amended by special resolution of our shareholders.

Anti-money Laundering — Cayman Islands

In order to comply with legislation or regulations aimed at the prevention of money laundering, we may be required to adopt and maintain anti-money laundering procedures and may require subscribers to provide evidence to verify their identity. Where permitted, and subject to certain conditions, we may also delegate the maintenance of our anti-money laundering procedures (including the acquisition of due diligence information) to a suitable person.

We reserve the right to request such information as is necessary to verify the identity of a subscriber. In the event of delay or failure on the part of the subscriber in producing any information required for verification purposes, we may refuse to accept the application, in which case any funds received will be returned without interest to the account from which they were originally debited.

We also reserve the right to refuse to make any redemption payment to a shareholder if our directors or officers suspect or are advised that the payment of redemption proceeds to such shareholder might result in a breach of applicable anti-money laundering or other laws or regulations by any person in any relevant jurisdiction, or if such refusal is considered necessary or appropriate to ensure our compliance with any such laws or regulations in any applicable jurisdiction.

If any person resident in the Cayman Islands knows or suspects or has reason for knowing or suspecting that another person is engaged in criminal conduct or is involved with terrorism or terrorist property and the information for that knowledge or suspicion came to their attention in the course of their business in the regulated sector, or other trade, profession, business or employment, the person will be required to report such knowledge or suspicion to (i) a nominated officer (appointed in accordance with the Proceeds of Crime Act (Revised) of the Cayman Islands) or the Financial Reporting Authority of the Cayman Islands, pursuant to the Proceeds of Crime Act (Revised), if the disclosure relates to criminal conduct or money laundering or (ii) to a police constable or a nominated officer (pursuant to the Terrorism Act (Revised) of the Cayman Islands) or the Financial Reporting Authority, pursuant to the Terrorism Act (Revised), if the disclosure relates to involvement with terrorism or terrorist financing and terrorist property. Such a report shall not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.

Data Protection in the Cayman Islands — Privacy Notice

This privacy notice explains the manner in which we collect, process, and maintain personal data about investors of the Company pursuant to the Data Protection Act, 2021 of the Cayman Islands, as amended from time to time and any regulations, codes of practice, or orders promulgated pursuant thereto (the “DPL”).

We are committed to processing personal data in accordance with the DPL. In our use of personal data, we will be characterized under the DPL as a “data controller,” whilst certain of our service providers, affiliates, and delegates may act as “data processors” under the DPL. These service providers may process personal information for their own lawful purposes in connection with services provided to us.

By virtue of your investment in the Company, we and certain of our service providers may collect, record, store, transfer, and otherwise process personal data by which individuals may be directly or indirectly identified.

Your personal data will be processed fairly and for lawful purposes, including (a) where the processing is necessary for us to perform a contract to which you are a party or for taking pre-contractual steps at your request, (b) where the processing is necessary for compliance with any legal, tax, or regulatory obligation to which we are subject, or (c) where the processing is for the purposes of legitimate interests pursued by us or by a service provider to whom the data are disclosed. As a data controller, we will only use your personal data for the purposes for which we collected it. If we need to use your personal data for an unrelated purpose, we will contact you.

We anticipate that we will share your personal data with our service providers for the purposes set out in this privacy notice. We may also share relevant personal data where it is lawful to do so and necessary to comply with our contractual obligations or your instructions or where it is necessary or desirable to do so in connection with any regulatory reporting obligations. In exceptional circumstances, we will share your personal data with regulatory, prosecuting, and other governmental agencies or departments, and parties to litigation (whether pending or threatened), in any country or territory including to any other person where we have a public or legal duty to do so (e.g. to assist with detecting and preventing fraud, tax evasion, and financial crime or compliance with a court order).

Your personal data shall not be held by the Company for longer than necessary with regard to the purposes of the data processing.

We will not sell your personal data. Any transfer of personal data outside of the Cayman Islands shall be in accordance with the requirements of the DPA. Where necessary, we will ensure that separate and appropriate legal agreements are put in place with the recipient of that data. The Company will only transfer personal data in accordance with the requirements of the DPA, and will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of the personal data and against the accidental loss, destruction or damage to the personal data.

In our use of this personal data, we will be characterized as a “data controller” for the purposes of the DPA, while our affiliates and service providers who may receive this personal data from us in the conduct of our activities may either act as our “data processors” for the purposes of the DPA or may process personal information for their own lawful purposes in connection with services provided to us.

We may also obtain personal data from other public sources. Personal data includes, without limitation, the following information relating to a shareholder and/or any individuals connected with a shareholder as an investor: name, residential address, email address, contact details, corporate contact information, signature, nationality, place of birth, date of birth, tax identification, credit history, correspondence records, passport number, bank account details, source of funds details and details relating to the shareholder’s investment activity.

We will only transfer personal data in accordance with the requirements of the DPL and will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of the personal data and against the accidental loss, destruction, or damage to the personal data.

If you are a natural person, this will affect you directly. If you are a corporate investor (including, for these purposes, legal arrangements such as trusts or exempted limited partnerships) that provides us with personal data on individuals connected to you for any reason in relation to your investment into the Company, this will be relevant for those individuals and you should inform such individuals of the content.

You have certain rights under the DPL, including (a) the right to be informed as to how we collect and use your personal data (and this privacy notice fulfils our obligation in this respect), (b) the right to obtain a copy of your personal data, (c) the right to require us to stop direct marketing, (d) the right to have inaccurate or incomplete persIl data corrected, (e) the right to withdraw your consent and require us to stop processing or restrict the processing, or not begin the processing of your personal data, (f) the right to be notified of a data breach (unless the breach is unlikely to be prejudicial), (g) the right to obtain information as to any countries or territories outside the Cayman Islands to which we, whether directly or indirectly, transfer, intend to transfer, or wish to transfer your personal data, general measures we take to ensure the security of personal data, and any information available to us as to the source of your personal data, (h) the right to complain to the Office of the Ombudsman of the Cayman Islands, and (i) the right to require us to delete your personal data in some limited circumstances.

If you consider that your personal data has not been handled correctly, or you are not satisfied with our responses to any requests you have made regarding the use of your personal data, you have the right to complain to the Cayman Islands’ Ombudsman. The Ombudsman can be contacted by calling +1 (345) 946-6283 or by email at info@ombudsman.ky.

MATERIAL INCOME TAX CONSIDERATION

Material United States Federal Income Tax Considerations

The following is a discussion of material United States federal income tax considerations relating to the acquisition, ownership, and disposition of our Class A Ordinary Shares by a U.S. Holder, as defined below, that acquires our Class A Ordinary Shares in this offering and holds our Class A Ordinary Shares as “capital assets” (generally, property held for investment) under the United States Internal Revenue Code of 1986, as amended (the “Code”). This discussion is based on existing United States federal income tax law, which is subject to differing interpretations or change, possibly with retroactive effect. No ruling has been sought from the Internal Revenue Service (the “IRS”) with respect to any United States federal income tax consequences described below, and there can be no assurance that the IRS or a court will not take a contrary position. This discussion does not address all aspects of United States federal income taxation that may be important to particular investors in light of their individual circumstances, including investors subject to special tax rules (such as, for example, certain financial institutions, insurance companies, regulated investment companies, real estate investment trusts, broker-dealers, traders in securities that elect mark-to-market treatment, partnerships (or other entities treated as partnerships for United States federal income tax purposes) and their partners, tax-exempt organizations (including private foundations)), investors who are not U.S. Holders, investors that own (directly, indirectly, or constructively) 5% or more of our voting shares, investors that hold their Class A Ordinary Shares as part of a straddle, hedge, conversion, constructive sale or other integrated transaction), or investors that have a functional currency other than the U.S. dollar, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this discussion does not address any tax laws other than the United States federal income tax laws, including any state, local, alternative minimum tax or non-United States tax considerations, or the Medicare tax on unearned income. Each potential investor is urged to consult its tax advisor regarding the United States federal, state, local and non-United States income and other tax considerations of an investment in our Class A Ordinary Shares.

U.S. Federal Income Taxation

The following does not address the tax consequences to any particular investor or to persons in special tax situations such as:

●	banks;

●	financial institutions;

●	insurance companies;

●	regulated investment companies;

●	real estate investment trusts;

●	broker-dealers;

●	persons that elect to mark their securities to market;

●	U.S. expatriates or former long-term residents of the U.S.;

●	governments or agencies or instrumentalities thereof;

●	tax-exempt entities;

●	persons liable for alternative minimum tax;

●	persons holding our Class A Ordinary Shares as part of a straddle, hedging, conversion or integrated transaction;

●	persons that actually or constructively own 10% or more of our voting power or value (including by reason of owning our Class A Ordinary Shares);

●	persons who acquired our Class A Ordinary Shares pursuant to the exercise of any employee share option or otherwise as compensation;

●	persons holding our Class A Ordinary Shares through partnerships or other pass-through entities;

●	beneficiaries of a Trust holding our Class A Ordinary Shares; or

●	persons holding our Class A Ordinary Shares through a Trust.

Thus, the discussion set forth below is addressed only to U.S. Holders that purchase Class A Ordinary Shares in this offering. Prospective purchasers are urged to consult their own tax advisors about the application of the U.S. federal income tax rules to their particular circumstances as well as the state, local, foreign and other tax consequences to them of the purchase, ownership and disposition of our Class A Ordinary Shares.

General

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of our Class A Ordinary Shares that is, for United States federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for United States federal income tax purposes) created in, or organized under the laws of, the United States or any state thereof or the District of Columbia, (iii) an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source, or (iv) a trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (B) that has otherwise elected to be treated as a United States person under the Code.

The brief description below of the U.S. federal income tax consequences to “U.S. Holders” will apply to you if you are a beneficial owner of Class A Ordinary Shares and you are, for U.S. federal income tax purposes,

●	an individual who is a citizen or resident of the U.S.;

●	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized under the laws of the U.S., any state thereof or the District of Columbia;

●	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

●	a trust that (1) is subject to the primary supervision of a court within the U.S. and the control of one or more U.S. persons for all substantial decisions or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a partnership (or other entity treated as a partnership for United States federal income tax purposes) is a beneficial owner of our Class A Ordinary Shares, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. Partnerships and partners of a partnership holding our Class A Ordinary Shares are urged to consult their tax advisors regarding an investment in our Class A Ordinary Shares.

An individual is considered a resident of the U.S. for federal income tax purposes if he or she meets either the “Green Card Test” or the “Substantial Presence Test” described as follows:

The Green Card Test: You are a lawful permanent resident of the United States, at any time, if you have been given the privilege, according to the immigration laws of the United States, of residing permanently in the United States as an immigrant. You generally have this status if the U.S. Citizenship and Immigration Services issued you an alien registration card, Form I-551, also known as a “green card.”

The Substantial Presence Test: If an alien is present in the United States on at least 31 days of the current calendar year, he or she will (absent an applicable exception) be classified as a resident alien if the sum of the following equals 183 days or more (See §7701(b)(3)(A) of the Internal Revenue Code and related Treasury Regulations):

1.	The actual days in the United States in the current year; plus

2.	One-third of his or her days in the United States in the immediately preceding year; plus

3.	One-sixth of his or her days in the United States in the second preceding year.

The discussion set forth below is addressed only to U.S. Holders that purchase Class A Ordinary Shares in this offering. Prospective purchasers are urged to consult their own tax advisors about the application of U.S. federal income tax law to their particular circumstances as well as the state, local, foreign and other tax consequences to them of the purchase, ownership and disposition of our Class A Ordinary Shares.

Taxation of Dividends and Other Distributions on our Class A Ordinary Shares

Subject to the passive foreign investment company rules discussed below, distributions of cash or other property made by us to you with respect to the Class A Ordinary Shares (including the amount of any taxes withheld therefrom) will generally be includable in your gross income as dividend income on the date of receipt by you, but only to the extent that the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). With respect to corporate U.S. Holders, the dividends will not be eligible for the dividends-received deduction allowed to corporations in respect of dividends received from other U.S. corporations.

With respect to non-corporate U.S. Holders, including individual U.S. Holders, dividends will be taxed at the lower capital gains rate applicable to qualified dividend income, provided that (1) the Class A Ordinary Shares are readily tradable on an established securities market in the United States, or we are eligible for the benefits of an approved qualifying income tax treaty with the United States that includes an exchange of information program, (2) we are not a passive foreign investment company (as discussed below) for either our taxable year in which the dividend is paid or the preceding taxable year, and (3) certain holding period requirements are met. You are urged to consult your tax advisors regarding the availability of the lower rate for dividends paid with respect to our Class A Ordinary Shares, including the effects of any change in law after the date of this prospectus.

To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits (as determined under U.S. federal income tax principles), it will be treated first as a tax-free return of your tax basis in your Class A Ordinary Shares, and to the extent the amount of the distribution exceeds your tax basis, the excess will be taxed as capital gain. We do not intend to calculate our earnings and profits under U.S. federal income tax principles. Therefore, a U.S. Holder should expect that a distribution will be treated as a dividend even if that distribution would otherwise be treated as a non-taxable return of capital or as capital gain under the rules described above.

Taxation of Dispositions of Class A Ordinary Shares

Subject to the passive foreign investment company rules discussed below, you will recognize taxable gain or loss on any sale, exchange or other taxable disposition of a share equal to the difference between the amount realized (in U.S. dollars) for the share and your tax basis (in U.S. dollars) in the Class A Ordinary Shares. The gain or loss will be capital gain or loss. If you are a non-corporate U.S. Holder, including an individual U.S. Holder, who has held the Class A Ordinary Shares for more than one year, you may be eligible for reduced tax rates on any such capital gains. The deductibility of capital losses is subject to limitations.

Passive Foreign Investment Company

A non-U.S. corporation is considered a PFIC for any taxable year if either:

●	at least 75% of its gross income for such taxable year is passive income; or

●	at least 50% of the value of its assets (based on an average of the quarterly values of the assets during a taxable year) is attributable to assets that produce or are held for the production of passive income (the “asset test”).

Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. We will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation in which we own, directly or indirectly, at least 25% (by value) of the stock. In determining the value and composition of our assets for purposes of the PFIC asset test, (1) the cash we raise in this offering will generally be considered to be held for the production of passive income and (2) the value of our assets must be determined based on the market value of our Class A Ordinary Shares from time to time, which could cause the value of our non-passive assets to be less than 50% of the value of all of our assets (including the cash raised in this offering) on any particular quarterly testing date for purposes of the asset test.

Based on our operations and the composition of our assets we do not expect to be treated as a PFIC under the current PFIC rules. We must make a separate determination each year as to whether we are a PFIC. Depending on the amount of cash we raise in this offering, together with any other assets held for the production of passive income, it is possible that, for our current taxable year or for any subsequent taxable year, more than 50% of our assets may be assets held for the production of passive income. We will make this determination following the end of any particular tax year. Although the law in this regard is unclear, we treat our consolidated affiliated entities as being owned by us for United States federal income tax purposes, not only because we exercise effective control over the operation of such entities but also because we are entitled to substantially all of their economic benefits, and, as a result, we consolidate their operating results in our combined and consolidated financial statements. In particular, because the value of our assets for purposes of the asset test will generally be determined based on the market price of our Class A Ordinary Shares and because cash is generally considered to be an asset held for the production of passive income, our PFIC status will depend in large part on the market price of our Class A Ordinary Shares and the amount of cash we raise in this offering. Accordingly, fluctuations in the market price of the Class A Ordinary Shares may cause us to become a PFIC. In addition, the application of the PFIC rules is subject to uncertainty in several respects and the composition of our income and assets will be affected by how, and how quickly, we spend the cash we raise in this offering. We are under no obligation to take steps to reduce the risk of our being classified as a PFIC, and as stated above, the determination of the value of our assets will depend upon material facts (including the market price of our Class A Ordinary Shares from time to time and the amount of cash we raise in this offering) that may not be within our control. If we are a PFIC for any year during which you hold Class A Ordinary Shares, we will continue to be treated as a PFIC for all succeeding years during which you hold Class A Ordinary Shares. However, if we cease to be a PFIC and you did not previously make a timely “mark-to-market” election as described below, you may avoid some of the adverse effects of the PFIC regime by making a “purging election” (as described below) with respect to the Class A Ordinary Shares.

If we are a PFIC for your taxable year(s) during which you hold Class A Ordinary Shares, you will be subject to special tax rules with respect to any “excess distribution” that you receive and any gain you realize from a sale or other disposition (including a pledge) of the Class A Ordinary Shares, unless you make a “mark-to-market” election as discussed below. Distributions you receive in a taxable year that are greater than 125% of the average annual distributions you received during the shorter of the three preceding taxable years or your holding period for the Class A Ordinary Shares will be treated as an excess distribution. Under these special tax rules:

●	the excess distribution or gain will be allocated ratably over your holding period for the Class A Ordinary Shares;

●	the amount allocated to your current taxable year, and any amount allocated to any of your taxable year(s) prior to the first taxable year in which we were a PFIC, will be treated as ordinary income; and

●	the amount allocated to each of your other taxable year(s) will be subject to the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

The tax liability for amounts allocated to years prior to the year of disposition or “excess distribution” cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sale of the Class A Ordinary Shares cannot be treated as capital, even if you hold the Class A Ordinary Shares as capital assets.

A U.S. Holder of “marketable stock” (as defined below) in a PFIC may make a mark-to-market election for such stock to elect out of the tax treatment discussed above. If you make a mark-to-market election for the first taxable year during which you hold (or are deemed to hold) Class A Ordinary Shares and for which we are determined to be a PFIC, you will include in your income each year an amount equal to the excess, if any, of the fair market value of the Class A Ordinary Shares as of the close of such taxable year over your adjusted basis in such Class A Ordinary Shares, which excess will be treated as ordinary income and not capital gain. You are allowed an ordinary loss for the excess, if any, of the adjusted basis of the Class A Ordinary Shares over their fair market value as of the close of the taxable year. However, such ordinary loss is allowable only to the extent of any net mark-to-market gains on the Class A Ordinary Shares included in your income for prior taxable years. Amounts included in your income under a mark-to-market election, as well as gain on the actual sale or other disposition of the Class A Ordinary Shares, are treated as ordinary income. Ordinary loss treatment also applies to any loss realized on the actual sale or disposition of the Class A Ordinary Shares, to the extent that the amount of such loss does not exceed the net mark-to-market gains previously included for such Class A Ordinary Shares. Your basis in the Class A Ordinary Shares will be adjusted to reflect any such income or loss amounts. If you make a valid mark-to-market election, the tax rules that apply to distributions by corporations which are not PFICs would apply to distributions by us, except that the lower applicable capital gains rate for qualified dividend income discussed above under “— Taxation of Dividends and Other Distributions on our Class A Ordinary Shares” generally would not apply.

The mark-to-market election is available only for “marketable stock”, which is stock that is traded in other than de minimis quantities on at least 15 days during each calendar quarter (“regularly traded”) on a qualified exchange or other market (as defined in applicable U.S. Treasury regulations). If the Class A Ordinary Shares are regularly traded on a qualified stock exchange or other market, and if you are a holder of Class A Ordinary Shares, the mark-to-market election would be available to you were we to be or become a PFIC.

Alternatively, a U.S. Holder of stock in a PFIC may make a “qualified electing fund” election with respect to such PFIC to elect out of the tax treatment discussed above. A U.S. Holder who makes a valid qualified electing fund election with respect to a PFIC will generally include in gross income for a taxable year such holder’s pro rata share of the corporation’s earnings and profits for the taxable year. However, the qualified electing fund election is available only if such PFIC provides such U.S. Holder with certain information regarding its earnings and profits as required under applicable U.S. Treasury regulations. We do not currently intend to prepare or provide the information that would enable you to make a qualified electing fund election. If you hold Class A Ordinary Shares in any taxable year in which we are a PFIC, you will be required to file IRS Form 8621 in each such year and provide certain annual information regarding such Class A Ordinary Shares, including regarding distributions received on the Class A Ordinary Shares and any gain realized on the disposition of the Class A Ordinary Shares.

If you do not make a timely “mark-to-market” election (as described above), and if we were a PFIC at any time during the period you hold our Class A Ordinary Shares, then such Class A Ordinary Shares will continue to be treated as stock of a PFIC with respect to you even if we cease to be a PFIC in a future year, unless you make a “purging election” for the year we cease to be a PFIC. A “purging election” creates a deemed sale of such Class A Ordinary Shares at their fair market value on the last day of the last year in which we are treated as a PFIC. The gain recognized by the purging election will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. As a result of the purging election, you will have a new basis (equal to the fair market value of the Class A Ordinary Shares on the last day of the last year in which we are treated as a PFIC) and holding period (which new holding period will begin the day after such last day) in your Class A Ordinary Shares for tax purposes.

IRC Section 1014(a) provides for a step-up in basis to the fair market value for our Class A Ordinary Shares when inherited from a decedent that was previously a holder of our Class A Ordinary Shares. However, if we are determined to be a PFIC and a decedent that was a U.S. Holder did not make either a timely qualified electing fund election for our first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) our Class A Ordinary Shares, or a mark-to-market election and ownership of those Class A Ordinary Shares are inherited, a special proviIn in IRC Section 1291(e) provides that the new U.S. Holder’s basis should be reduced by an amount equal to the Section 1014 basis minus the decedent’s adjusted basis just before death. As such if we are determined to be a PFIC at any time prior to a decedent’s passing, the PFIC rules will cause any new U.S. Holder that inherits our Class A Ordinary Shares from a U.S. Holder to not get a step-up in basis under Section 1014 and instead will receive a carryover basis in those Class A Ordinary Shares.

You are urged to consult your tax advisors regarding the application of the PFIC rules to your investment in our Class A Ordinary Shares and the elections discussed above.

Information Reporting and Backup Withholding

Dividend payments with respect to our Class A Ordinary Shares and proceeds from the sale, exchange or redemption of our Class A Ordinary Shares may be subject to information reporting to the IRS and possible U.S. backup withholding. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification on IRS Form W-9 or who is otherwise exempt from backup withholding. U.S. Holders who are required to establish their exempt status generally must provide such certification on IRS Form W-9. U.S. Holders are urged to consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS and furnishing any required information.

We do not intend to withhold taxes for individual shareholders. However, transactions effected through certain brokers or other intermediaries may be subject to withholding taxes (including backup withholding), and such brokers or intermediaries may be required by law to withhold such taxes.

Under the Hiring Incentives to Restore Employment Act of 2010, certain U.S. Holders are required to report information relating to our Class A Ordinary Shares, subject to certain exceptions (including an exception for Class A Ordinary Shares held in accounts maintained by certain financial institutions), by attaching a complete Internal Revenue Service Form 8938, Statement of Specified Foreign Financial Assets, with their tax return for each year in which they hold Class A Ordinary Shares. Failure to report such information could result in substantial penalties. You should consult your own tax advisor regarding your obligation to file a Form 8938.

Cayman Islands Taxation

The following is a discussion on Cayman Islands income tax consequences of an investment in the Class A Ordinary Shares. The discussion is a general summary of the present law, which is subject to prospective and retroactive changes. It is not intended as tax advice, it does not consider any investor’s particular circumstances, and it does not consider tax consequences other than those arising under Cayman Islands law. Insofar as it relates to matters of Cayman Islands tax law, the following discussion constitutes the opinion of Ogier, our Cayman Islands counsel.

The Cayman Islands currently levies no taxes on individuals or corporations based on profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or, after execution, brought within the jurisdiction or produced before a court of the Cayman Islands. The Cayman Islands is a party to a double tax treaty entered with the United Kingdom in 2010 but is otherwise not a party to any double tax treaties that are applicable to any payments made to or by our company. There are no exchange control regulations or currency restrictions in the Cayman Islands.

Payments of dividends and capital in respect of our Class A Ordinary Shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of our Class A Ordinary Shares. Gains derived from the disposal of our Class A Ordinary Shares be subject to Cayman Islands income or corporation tax.

POTENTIAL PURCHASERS OF OUR CLASS A ORDINARY SHARES ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE U.S. FEDERAL, STATE, LOCAL, AND NON-U.S. INCOME, GIFT, ESTATE OR GENERATION-SKIPPING TRANSFER, AND OTHER TAX AND TAX TREATY CONSIDERATIONS OF PURCHASING, OWNING AND DISPOSING OF OUR CLASS A ORDINARY SHARES.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability. We incorporated under the laws of the Cayman Islands because of certain benefits associated with being a Cayman Islands exempted company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions, and the availability of professional and support services. The Cayman Islands, however, has a less developed body of securities laws as compared to the U.S. and provides significantly less protection for investors than the U.S. Additionally, Cayman Islands companies may not have standing to sue in the federal courts of the U.S.

Most of our operations are conducted in Malaysia and a majority of our consolidated assets are located outside of the United States. In addition, all of our directors and officers as listed below, are nationals or residents of countries other than the United States, and all or a substantial portion of their assets are located outside the U.S.

Name	Position	Nationality	Country of Residence
Hoo Wei Sern	CEO, Director	Malaysia	Malaysia
Ng Kai Tie	CFO	Malaysia	Malaysia
Phua Zhi Yong	Independent Director	Singapore	Singapore
Tse Yin Sum	Independent Director	Hong Kong	Hong Kong
Lai Yee Yee	Independent Director	Malaysia	Malaysia

As a result, it may not be possible for you to:

●	effect service of process within the United States upon our non-U.S. resident directors or on us;

●	enforce in U.S. courts judgments obtained against our non-U.S. resident directors or us in the U.S. courts in any action, including actions under the civil liability provisions of U.S. securities laws; and

●	enforce in U.S. courts judgments obtained against our non-U.S. resident directors or us in courts of jurisdictions outside the United States in any action, including actions under the civil liability provisions of U.S. securities laws.

Although we are incorporated outside the United States, we have appointed Cogency Global Inc., 122 E. 42nd Street, 18th Floor, New York, New York 10168 as our agent to receive service of process with respect to any action brought against us in the United States District Court for the Southern District of New York under the U.S. federal securities laws or securities laws of any U.S. state or any action brought against us in the Supreme Court of the State of New York in the County of New York under the securities laws of the State of New York.

Ogier, our counsel as to Cayman Islands law, has advised us that there is uncertainty as to whether the courts of the Cayman Islands would: (i) recognize or enforce judgments of U.S. courts obtained against us or our directors or officers that are predicated upon the civil liability provisions of the federal securities laws of the United States or the securities laws of any state in the United States, or (ii) entertain original actions brought in the Cayman Islands against us or our directors or officers that are predicated upon the federal securities laws of the United States or the securities laws of any state in the United States.

We have been advised by Ogier that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States (and the Cayman Islands are not a party to any treaties for the reciprocal enforcement or recognition of such judgments), the Grand Court of the Cayman Islands will at common law enforce final and conclusive in personam judgments of state and/or federal courts of the United States of America (the Foreign Court) of a debt or definite sum of money against the Company (other than a sum of money payable in respect of taxes or other charges of a like nature, a fine or other penalty (which may include a multiple damages judgment in an anti-trust action) or where enforcement would be contrary to public policy). The Grand Court of the Cayman Islands will also at common law enforce final and conclusive in personam judgments of the Foreign Court that are non-monetary against the Company, for example, declaratory judgments ruling upon the true legal owner of shares in a Cayman Islands company. The Grand Court of the Cayman Islands will exercise its discretion in the enforcement of non-money judgments by having regard to the circumstances, such as considering whether the principles of comity apply. To be treated as final and conclusive, any relevant judgment must be regarded as res judicata by the Foreign Court. A debt claim on a foreign judgment must be brought within six years of the date of the judgment, and arrears of interest on a judgment debt cannot be recovered after six years from the date on which the interest was due. The courts of the Cayman Islands are unlikely to enforce a judgment obtained from the Foreign Court under civil liability provisions of U.S. federal securities law if such a judgment is found by the courts of the Cayman Islands to give rise to obligations to make payments that are penal or punitive in nature. Such a determination has not yet been made by the Grand Court of the Cayman Islands. A court of the Cayman Islands may stay enforcement proceedings if concurrent proceedings are being brought elsewhere. A judgment entered in default of appearance by a defendant who has had notice of the Foreign Court’s intention to proceed may be final and conclusive notwithstanding that the Foreign Court has power to set aside its own judgment and despite the fact that it may be subject to an appeal the time-limit for which has not yet expired. The Grand Court of the Cayman Islands may safeguard the defendant’s rights by granting a stay of execution pending any such appeal and may also grant interim injunctive relief as appropriate for the purpose of enforcement.

Hong Kong

A judgment from the United States courts will not be directly enforced in Hong Kong. There are currently no treaties or other arrangements providing for reciprocal enforcement of foreign judgments between Hong Kong and the United States. However, the common law permits an action to be brought upon a foreign judgment. That is to say, a foreign judgment itself may form the basis of a cause of action since the judgment may be regarded as creating a debt between the parties to it. In a common law action for enforcement of a foreign judgment in Hong Kong, the enforcement is subject to various conditions, including but not limited to, that the foreign judgment is a final judgment conclusive upon the merits of the claim, the judgment is for a liquidated amount in a civil matter and not in respect of taxes, fines, penalties, or similar charges, the proceedings in which the judgment was obtained were not contrary to natural justice, and the enforcement of the judgment is not contrary to public policy of Hong Kong. Such a judgment must be for a fixed sum and must also come from a “competent” court as determined by the private international law rules applied by the Hong Kong courts. The defenses that are available to a defendant in a common law action brought on the basis of a foreign judgment include lack of jurisdiction, breach of natural justice, fraud, and contrary to public policy. However, a separate legal action for debt must be commenced in Hong Kong in order to recover such debt from the judgment debtor. These constraints may impact both the cost and time associated with legal proceedings in Hong Kong. On the point of cost constraints, investors could face additional legal expenses (including hiring local attorneys and translators), travel costs for attending court proceedings, and other administrative charges. On the point of time constraint, investors may face time constraints due to legal delays, appeals, and the complexity of cases of pursuing such enforcement in Hong Kong.

Malaysia

There is an element of uncertainty regarding the recognition or enforcement of judgments obtained against us, our directors, or officers by United States courts, based on the civil liability provisions of US securities laws or state laws. There is currently no statutory enforcement or treaty between the US and Malaysia providing for reciprocal recognition and enforcement of judgments of U.S. courts.

Be it as it may, the Reciprocal Enforcement of Judgments Act 1958 of Malaysia (“REJA”) allows for the enforcement of judgments from specific Commonwealth countries listed in the First Schedule of REJA. These countries include the United Kingdom, Hong Kong, Singapore, New Zealand, Republic of Sri Lanka, India, and Brunei, referred to as “reciprocating countries.” When a foreign judgment from a reciprocating country is presented before a Malaysian court for enforcement, it can be registered under section 4(1) of REJA. Once registered, the foreign judgment, if it meets certain criteria (such as being a civil judgment for an outstanding monetary sum that is enforceable in the original country’s court), can be enforced in Malaysia. The registered foreign judgment holds the same legal weight and authority as a judgment issued by a Malaysian court.

Foreign judgments obtained in countries not listed in the First Schedule of REJA may still be recognised and enforced in the courts of Malaysia through principles for the recognition of foreign judgments under common law. The common law rules applicable have been adopted into Malaysian jurisprudence by virtue of Section 3 of the Civil Law Act, 1956. Therefore, a judgment issued in the United States may still be enforced in Malaysia under Malaysian common law principles. However, there are specific conditions that must be met for these foreign judgments to be enforceable. These conditions include the following:

(a)	The judgment is for a definite sum, and which is final and conclusive;

(b)	The original court granting the judgment had jurisdiction in the action;

(c)	The judgment was not obtained by fraud;

(d)	The proceedings in which the judgment was obtained were not contrary to natural justice; and

(e)	The enforcement of the judgment would not be contrary to public policy in Malaysia.

These constraints may impact both the cost and time associated with legal proceedings in Malaysia. On the point of cost constraints, investors could face additional legal expenses (including hiring local attorneys and translators), travel costs for attending court proceedings, and other administrative charges. On the point of time constraint, investors may face time constraints due to legal delays, appeals, and the complexity of cases of pursuing such enforcement in Malaysia.

PLAN OF DISTRIBUTION

Pursuant to a placement agency agreement, we have engaged Prime Number Capital LLC (the “placement agent”) to act as our exclusive placement agent on a best-efforts basis in connection with this offering. The placement agent is not purchasing or selling any of the securities offered by this prospectus and is not required to arrange for the purchase or sale of any specific number or dollar amount of securities, other than to use its best efforts to arrange for the sale of such securities by us. The terms of this offering are subject to market conditions and negotiations between us, the placement agent and prospective investors. The placement agency agreement does not give rise to any commitment by the placement agent to purchase any of our securities, and the placement agent will have no authority to bind us by virtue of the placement agency agreement. Further, the placement agent does not guarantee that it will be able to raise new capital in any prospective offering. The placement agent may engage sub-agents or selected dealers to assist with this offering.

We have entered into a securities purchase agreement directly with each investor in connection with this offering, and we may not sell the entire amount, or any amount, of the securities offered pursuant to this prospectus. The form of securities purchase agreement will be filed as an exhibit to the registration statement of which this prospectus forms a part.

Placement Agent Commissions and Expenses

The following table shows the total placement agent’s commissions we will pay in connection with the sale of the Class A Ordinary Shares in this offering, assuming the purchase of all of the Class A Ordinary Shares we are offering.

	Per Share	Approximate Total
Public offering price	$0.50	$7,500,000
Placement agent commissions	$0.03	$450,000
Proceeds to our Company before expenses	$0.47	$7,050,000

We have agreed to pay to the placement agent commissions equal to 6% of the aggregate gross proceeds raised in this offering.

We have also agreed to reimburse the placement agent for its reasonable, documented, out-of-pocket travel and due diligence expenses and the reasonable, documented fees and expenses of its legal counsel actually incurred in connection with the offering, up to an aggregate of $100,000 if the offering closes. In addition, upon the closing of this offering, we have agreed to pay the placement agent a non-accountable expense allowance equal to one percent (1%) of the gross proceeds received by us from the offering.

We estimate that the total expenses of the offering, including registration and filing fees, printing fees and legal and accounting expenses, but excluding the placement agent fees, will be approximately $254,203, all of which are payable by us. This figure includes, among other things, the placement agent’s expenses (including the legal fees, costs and expenses for the placement agent’s legal counsel) that we have agreed to reimburse.

Listing

The Class A Ordinary Shares are listed on the Nasdaq Capital Market under the ticker symbol “MGN”.

Lock-Up Agreements

Each of our directors, executive officers, and shareholders owning 5% or more of our Class A Ordinary Shares has agreed, for a period of six (6) months from the closing of this offering, subject to certain exceptions, not to sell, transfer, or dispose of, directly or indirectly, any of our Class A Ordinary Shares or securities convertible into or exercisable or exchangeable for our Class A Ordinary Shares, without the prior written consent of the placement agent.

Company Standstill

We have agreed that, for a period of six (6) months from the closing date of this offering, we will not, directly or indirectly, issue, offer, sell, contract to sell, grant any option to purchase, or otherwise dispose of any Class A Ordinary Shares or any securities convertible into, exercisable for, or exchangeable for Class A Ordinary Shares, other than securities issued pursuant to (i) a registration statement on Form S-8 or (ii) a shelf registration statement on Form F-3 with the prior written consent of the placement agent. We have also agreed that, during the same six (6) month period, we will not enter into or consummate any financing or capital-raising transaction, including any equity line of credit, equity financing, convertible bond, convertible note, other equity-linked financing or variable rate transaction, without the prior written consent of the placement agent.

Determination of Offering Price

The actual public offering price of the Class A Ordinary Shares we are offering, were negotiated between us, the placement agent and the investors in the offering based on the trading of our Class A Ordinary Shares prior to the offering, among other things. Other factors considered in determining the public offering price of the Class A Ordinary Shares we are offering include our history and prospects, the market price of our Class A Ordinary Shares on Nasdaq, the stage of development of our business, our business plans for the future and the extent to which they have been implemented, an assessment of our management, the general conditions of the securities markets at the time of the offering and such other factors as were deemed relevant.

Tail Financing

If, within six (6) months after the termination or expiration of the placement agent’s engagement (including termination upon the closing of this offering), we consummate a public or private offering of securities or other financing or capital-raising transaction with an investor first introduced to us by the placement agent during the engagement and specifically identified in a written list delivered to us within five (5) business days after such termination or expiration, the placement agent will be entitled to a cash fee equal to six percent (6%) of the gross proceeds actually received by us from that investor in such transaction, but only to the extent that the investment results directly from the placement agent’s substantive introduction and solicitation efforts during the engagement. An investor with whom we had a pre-existing relationship or substantive financing discussions before the placement agent’s introduction, or whose investment is independently sourced, will not qualify. No non-accountable expense allowance will be payable on any such tail financing. In accordance with FINRA Rule 5110, we have the right to terminate the placement agency agreement for cause, which includes the placement agent’s material breach of the placement agency agreement, its gross negligence, willful misconduct or fraud in connection with the engagement, or its material failure to provide the services contemplated by the placement agency agreement, and our exercise of such right will extinguish all tail fee rights and any right of first refusal of the placement agent.

Right of First Refusal

For a period of six (6) months following the closing date of this offering, the placement agent shall have an irrevocable right of first refusal to act as lead book-running manager, lead placement agent or lead financial advisor, as applicable, with respect to at least eighty percent (80%) of the economics for any public or private offering of equity, equity-linked or debt securities, or any other financing or capital-raising transaction by the Company or any of its subsidiaries for which we seek such services, subject to compliance with FINRA Rule 5110(g)(5)(B). The right of first refusal does not apply to ordinary-course bank loans or credit facilities, trade finance or trade credit facilities or intra-group funding. The placement agent will have three (3) business days following receipt of our written notice of a proposed transaction to elect to undertake the proposed role on the terms notified, failing which we may proceed without further obligation to the placement agent.

Investor Participation Right

Pursuant to the securities purchase agreement, for a period of six (6) months following the closing date of this offering, the purchasers in this offering will have the right, subject to certain exceptions, to participate in any capital markets financing by us or any of our subsidiaries involving an issuance of equity securities, equity-linked securities or debt securities, up to an aggregate of thirty percent (30%) of the securities offered in such financing, on the same terms as the other investors in such financing.

Regulation M

The placement agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act and any fees received by it and any profit realized on the sale of the shares by it while acting as principal might be deemed to be underwriting commissions under the Securities Act. The placement agent will be required to comply with the requirements of the Securities Act and the Exchange Act including, without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of the shares by the placement agent. Under these rules and regulations, the placement agent may not (i) engage in any stabilization activity in connection with our shares; and (ii) bid for or purchase any of our shares or attempt to induce any person to purchase any of our shares, other than as permitted under the Exchange Act, until they have completed their participation in the distribution.

Indemnification

We have agreed to indemnify the placement agent against certain liabilities, including liabilities under the Securities Act. If we are unable to provide this indemnification, we will contribute to payments that the placement agent may be required to make for these liabilities.

Electronic Distribution

A prospectus in electronic format may be made available on a website maintained by the placement agent. In connection with the offering, the placement agent or selected dealers may distribute prospectuses electronically. No forms of electronic prospectus other than prospectuses that are printable as Adobe® PDF will be used in connection with this offering.

Other than the prospectus in electronic format, the information on the placement agent’s website and any information contained in any other website maintained by the placement agent is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the placement agent in its capacity as placement agent and should not be relied upon by investors.

Other Relationships and Affiliations

The placement agent and its affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The placement agent and its affiliates may from time to time in the future engage with us and perform services for us or in the ordinary course of their business for which they will receive customary fees and expenses. In the ordinary course of their various business activities, the placement agent and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of us. The placement agent and its respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of these securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in these securities and instruments.

Transfer Agent and Registrar

The transfer agent and registrar for our Class A Ordinary Shares is VStock Transfer, LLC.

Selling Restrictions

No action may be taken in any jurisdiction other than the United States that would permit a public offering of our securities or the possession, circulation, or distribution of this prospectus in any jurisdiction where action for that purpose is required. Accordingly, our securities may not be offered or sold, directly or indirectly, and neither the prospectus nor any other offering material or advertisements in connection with our securities may be distributed or published in or from any country or jurisdiction except under circumstances that will result in compliance with any applicable laws, rules, and regulations of any such country or jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

EXPENSES RELATING TO THIS OFFERING

Set forth below is an itemization of the total expenses, excluding placement discounts and commissions, that we expect to incur in connection with this offering. With the exception of the SEC registration fee, the FINRA filing fee and the Nasdaq Capital Market listing fee, all amounts are estimates.

Securities and Exchange Commission Registration Fee	US$	653
Legal Fees and Expenses	US$	97,000
Accounting Fees and Expenses	US$	55,000
Placement Agent Expenses	US$	100,000
FINRA Filing Fee	US$	1,550
Miscellaneous Expenses	US$	—
Total Expenses	US$	254,203

These expenses will be borne by us. Placement agent discounts will be borne by us in proportion to the numbers of Class A Ordinary Shares sold in the offering.

LEGAL MATTERS

The validity of the Class A Ordinary Shares offered hereby and certain legal matters as to Cayman Islands law will be passed upon for us by Ogier. Ortoli Rosenstadt LLP is acting as counsel to our company regarding U.S. securities law matters. Ye & Associates, P.C. is acting as U.S. securities counsel for the Placement Agent in connection with this offering.

EXPERTS

The financial statements as of December 31, 2023 and 2024, and in each of the years for the two-year period ended December 31, 2023 and 2024 incorporated by reference in this prospectus have been audited by WWC, P.C. an independent registered public accounting firm, as stated in their report appearing in the Annual Report on Form 20-F which was filed with the Securities and Exchange Commission on May 15, 2026. Such financial statements have been so included in reliance upon the report of such firm given upon the authority of such firm as experts in accounting and auditing. The office of WWC, P. C. is located at 2010 Pioneer Court, San Mateo, CA 94403, U.S.A.

The consolidated financial statements as of December 31, 2025 and for the year then ended, incorporated by reference in this prospectus, have been audited by SFAI MALAYSIA PLT, an independent registered public accounting firm, as stated in its report incorporated by reference herein. Such consolidated financial statements are incorporated by reference in reliance upon the report of SFAI MALAYSIA PLT, given on the authority of such firm as experts in accounting and auditing. The office of SFAI MALAYSIA PLT is located at C-2-G, Block C2, Ground Floor, Setiawalk, Persiaran Wawasan, 47160 Puchong, Selangor, Malaysia.

INTERESTS OF EXPERTS AND COUNSEL

None of the named experts or legal counsel was employed on a contingent basis, owns an amount of shares in our company which is material to that person, or has a material, direct or indirect economic interest in our company or that depends on the success of the offering.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR

SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1, including relevant exhibits and schedules under the Securities Act, covering the Class A Ordinary Shares offered by this prospectus. You should refer to our registration statements and their exhibits and schedules if you would like to find out more about us and about the Class A Ordinary Shares. This prospectus summarizes material provisions of contracts and other documents that we refer you to. Since the prospectus may not contain all the information that you may find important, you should review the full text of these documents.

We are subject to periodic reporting and other informational requirements of the Exchange Act, as applicable to foreign private issuers. Accordingly, we are required to file reports, including annual reports on Form 20-F, and other information with the SEC. As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders under the federal proxy rules contained in Sections 14(a), (b) and (c) of the Exchange Act, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.

The registration statements, reports and other information so filed can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains a website that contains reports, proxy statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov. The information on that website is not a part of this prospectus.

No dealer, salesperson, or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference the information we file with them. This means that we can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents should not create any implication that there has been no change in our affairs since such date. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care.

We incorporate by reference in this prospectus the documents listed below:

●	Form 6-Ks filed with the SEC on June 18, 2026, July 15, 2026, August 11, 2026, August 20, 2026, August 21, 2026, August 25, 2026, September 8, 2026, September 28, 2026, October 5, 2026, and October 28, 2026,

●	Form 6-K/A filed with the SEC on July 17, 2026, and August 13, 2026,

●	Form 20-F filed with the SEC on May 15, 2026, and

●	The description of our Class A Ordinary Shares contained in our registration statement on Form 8-A filed on September 25, 2025 pursuant to Section 12 of the Exchange Act, together with all amendments and reports filed for the purpose of updating that description.

The information relating to us contained in this prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference in this prospectus.

As you read the above documents, you may find inconsistencies in information from one document to another. If you find inconsistencies between the documents and this prospectus, you should rely on the statements made in the most recent document. All information appearing in this prospectus is qualified in its entirety by the information and financial statements, including the notes thereto, contained in the documents incorporated by reference herein.

Our filings with the SEC, and exhibits incorporated in and amendments to those reports, are available free of charge on our website https://www.meganmezanin.com/ as soon as reasonably practicable after they are filed with, or furnished to, the SEC. Our website and the information contained on that site, or connected to that site, are not incorporated into and are not a part of this prospectus.

Upon written or oral request, we will provide to each person to whom this prospectus is delivered, a copy of any or all of the reports or documents that have been incorporated by reference into this prospectus at no cost. If you would like a copy of any of these documents, at no cost, please write or call us at:

MEGAN HOLDINGS LIMITED

B-01-07, Gateway Corporate Suites

Gateway Kiaramas

No. 1, Jalan Desa Kiara

50480 Mont Kiara

Kuala Lumpur, Malaysia

15,000,000 Class A Ordinary Shares

Megan Holdings Limited

Prime Number Capital LLC

October 28, 2026